Exhibit 10.86

$170,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

MISSION BROADCASTING, INC.,

THE SEVERAL FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTIES HERETO,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT,

BEAR STEARNS CORPORATE LENDING INC.

AS SYNDICATION AGENT

AND

ROYAL BANK OF CANADA,

GENERAL ELECTRIC CAPITAL CORPORATION

AND

MERRILL LYNCH CAPITAL,

A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

AS CO-DOCUMENTATION AGENTS

BANK OF AMERICA SECURITIES LLC,

AND

BEAR, STEARNS & CO. INC.

AS JOINT LEAD ARRANGERS

AND JOINT BOOK MANAGERS

DATED AS OF DECEMBER 30, 2003

i

SCHEDULE 1.01(A)	LENDING OFFICES/NOTICE ADDRESSES
SCHEDULE 1.01(C)	DESCRIPTION OF REVOLVER REALLOCATION
SCHEDULE 2.01	COMMITMENTS
SCHEDULE 6.09	MORTGAGED PROPERTIES
SCHEDULE 6.16	FCC LICENSES
SCHEDULE 6.17	SUBSIDIARIES
SCHEDULE 6.21	NETWORK AFFILIATION AGREEMENTS
SCHEDULE 8.05(a)	EXISTING INDEBTEDNESS
SCHEDULE 8.10(e)	INVESTMENTS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Closing Certificate
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Information Certificate
EXHIBIT E	Form of Mission Guaranty of Nexstar Obligations
EXHIBIT F	Form of Nexstar Guaranty of Mission Obligations
EXHIBIT G	Form of Notice of Borrowing
EXHIBIT H	Form of Notice of Conversion/Continuation
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Revolving Loan Note
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Smith Pledge Agreement
EXHIBIT M	Form of Solvency Certificate
EXHIBIT N	Form of Subsidiary Guaranty Agreement
EXHIBIT O	Form of Term C Loan Note

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 2003, is among MISSION BROADCASTING, INC., a Delaware corporation, the several banks and other financial institutions or entities from time to time parties hereto (the “Banks”), BANK OF AMERICA, N.A., as the Administrative Agent for the Banks, BEAR STEARNS CORPORATE LENDING INC., as the Syndication Agent and ROYAL BANK OF CANADA, GENERAL ELECTRIC CAPITAL CORPORATION and MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as the Co-Documentation Agents.

RECITALS

A. The Borrower, the Administrative Agent, and the several banks parties thereto entered into that certain Amended and Restated Credit Agreement dated as of February 13, 2003 (as amended through the date hereof, the “Existing Mission Credit Agreement”).

B. The parties wish to amend and restate the Existing Mission Credit Agreement, which amendment and restatement is in extension and renewal, and not in extinguishment or novation, of the indebtedness outstanding under the Existing Mission Credit Agreement, as herein provided, it being acknowledged and agreed by the Borrower and the Guarantors that the Indebtedness under this Agreement constitutes an extension and renewal of the outstanding indebtedness under the Existing Mission Credit Agreement, and that all Liens and Guaranty Agreements that secure the repayment of outstanding indebtedness under the Existing Mission Credit Agreement shall continue to secure Indebtedness under this Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree that the Existing Mission Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.01 Defined Terms. All capitalized terms used and not otherwise defined in this Agreement, including in the Preamble hereto, shall have the meanings specified below:

“Acquisition” means, with respect to any Person, the occurrence of any of the following specified events: (i) any transaction or series of transactions for the purpose of, or resulting in, directly or indirectly, any of the following (including without limitation, any such transaction or transactions in connection with a like-kind exchange or otherwise): (a) the acquisition by such Person of all or substantially all of the assets of another Person, or of any business or division of another Person, or any television broadcasting station, (b) the acquisition by such Person of more than 50% of any class of Capital Stock (or similar ownership interests) of any other Person, (c) a merger, consolidation, amalgamation, or other combination by such Person with another Person or (ii) the entering into of any Local Marketing Agreement, Joint Sales Agreement and/or Shared Services Agreement, or other similar agreement by such Person. The terms “Acquired” and “Acquisition of “ shall have correlative meanings.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 1

“Additional Security Documents” has the meaning specified in Section 7.16(a).

“Adjustment Date” means each “Adjustment Date” as determined pursuant to the Nexstar Credit Agreement.

“Administrative Agent” means Bank of America, N.A. in its capacity as Administrative Agent for the Banks hereunder, and any successor to such agent.

“Administrative Agent’s Payment Office” means the address for payments set forth on the signature page hereto in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 12.02.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of any class of the capital stock of, or equity interests in, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” means the Agents, together with their Affiliates (including, in the case of (i) Bank of America in its capacity as the Administrative Agent, Banc of America Securities LLC and (ii) Bear Stearns Corporate Lending Inc., in its capacity as the Syndication Agent, Bear, Stearns & Co. Inc.), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means the Administrative Agent and the Syndication Agent.

“Aggregate Available Revolving Commitment” means the sum of the Available Revolving Commitments of all Banks.

“Aggregate Combined Revolving Commitment” means the sum of the Aggregate Revolving Commitment, plus the Aggregate Incremental Revolving Commitment.

“Aggregate Commitment” means the sum of the Aggregate Revolving Commitment, plus the Aggregate Term C Commitment, plus the Aggregate Incremental Revolving Commitment, plus the Aggregate Incremental Term Commitment of all of the Banks.

“Aggregate Incremental Revolving Commitment” at any time, means the sum of the amount of all Incremental Facilities consisting of Incremental Revolving Commitments at such time, in an initial amount equal to zero, as such amount may be increased pursuant to Section 2.01(c) to an aggregate amount which, when combined with the Aggregate Incremental Term Commitment, may not exceed the Maximum Incremental Amount.

“Aggregate Incremental Term Commitment” at any time, means the sum of the amount of all Incremental Facilities consisting of Incremental Term Commitments (whether or not terminated) at such time, in an initial amount equal to zero, as such amount may be increased

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 2

pursuant to Section 2.01(c) to an aggregate amount which, when combined with the Aggregate Incremental Revolving Commitment, may not exceed the Maximum Incremental Amount.

“Aggregate Outstanding Term C Loan Balance” means the sum of the aggregate outstanding principal balances of all Term C Loans, as such amount may be adjusted from time to time pursuant to this Agreement.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all of the Banks, in an initial amount of $30,000,000, as such amount may be adjusted from time to time pursuant to this Agreement.

“Aggregate Term C Commitment” means the sum of the Term C Commitments of all of the Banks, in an initial amount of $140,000,000, as such amount may be adjusted from time to time pursuant to this Agreement.

“Agreement” means this Second Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, restated, supplemented, renewed, extended, increased, rearranged and/or substituted from time to time.

“Anticipated Reinvestment Amount” means, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Disposition that the Borrower or any Subsidiary of the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

“Applicable Margin” means

(i) with respect to Revolving Loans (other than Incremental Revolving Loans) which are Eurodollar Loans, the margin to be added at any date to the Eurodollar Rate, which is equal to the applicable percentage rate per annum set forth below, based upon the applicable Consolidated Total Leverage as set forth below (the “Level”), in effect for the Borrower on such date;

(ii) with respect to Term C Loans (other than Incremental Term Loans) which are Eurodollar Loans, the margin to be added at any date to the Eurodollar Rate, which shall be 2.25%;

(iii) with respect to Term C Loans (other than Incremental Term Loans) and Revolving Loans (other than Incremental Revolving Loans) which are Base Rate Loans, the margin to be added at any date to the Base Rate, which is equal to the percentage per annum which is 1.25% less than the Applicable Margin for Eurodollar Loans then in effect for the Borrower on such date, but in no event less than zero, and

(iv) with respect to Incremental Term Loans and Incremental Revolving Loans, the Incremental Margin to be added to the Base Rate or Eurodollar Rate, as the case may be, as agreed upon by the Borrower and the Bank or Banks providing the Incremental Term Commitment and/or Incremental Revolving Commitment relating thereto as provided in Section 2.16(a), or if not agreed upon, as provided in Section 2.16(b).

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 3

Level	Consolidated Total Leverage Ratio	Applicable Percentage Rate for Revolving Loans
Level I	Greater than or equal to 6.25 to 1.00	3.00%
Level II	Less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00	2.75%
Level III	Less that 5.75 to 1.00 but greater than or equal to 5.25 to 1.00	2.50%
Level IV	Less than 5.25 to 1.00 but greater than or equal to 4.75 to 1.00	2.25%
Level V	Less than 4.75 to 1.00 but greater than or equal to 4.25 to 1.00	2.00%
Level VI	Less than 4.25 to 1.00	1.75%

On the Effective Date and for each period thereafter beginning on an Adjustment Date and ending on the day immediately preceding the next succeeding Adjustment Date, the Level for purposes of calculating the Applicable Margin shall be the applicable Level set forth above opposite the Consolidated Total Leverage Ratio determined as at the end of the last Fiscal Quarter ended prior to the first day of such period. If by any Adjustment Date, the Borrower has failed to deliver a Compliance Certificate for the then most recently completed Fiscal Quarter, the Applicable Margin for the period commencing on such Adjustment Date and ending on the second Business Day after such Compliance Certificate is actually delivered shall be computed as if the Consolidated Total Leverage Ratio were at Level I.

“Approved Fund” has the meaning specified in Section 12.07.

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable documented fees and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services, and all reasonable disbursements of internal counsel.

“Authorization” means any filing, recording and registration with, and any validation or exemption, approval, order, authorization, consent, License, certificate, franchise and permit from, any Governmental Authority, including, without limitation, FCC Licenses.

“Available Revolving Commitment” means, at any time as to any Bank, an amount equal to the excess, if any, of (i) the amount of the Revolving Commitment of such Bank at such time, over (ii) the sum of the outstanding principal balances of all Revolving Loans of such Bank plus the sum of all participations of such Bank in Letter of Credit Obligations at such time.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 4

“Bank Affiliate” means a Person engaged primarily in the business of commercial banking and that is an Affiliate of a Bank.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Banks” has the meaning specified in the Preamble hereto and such term shall also include the Issuing Bank, the Administrative Agent in its capacity as a lender hereunder and the Syndication Agent in its capacity as a lender hereunder.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan that bears an interest rate based on the Base Rate.

“Board of Directors” means, as to any Person, either (a) the board of directors of such Person (or, in the case of any Person that is a limited liability company, the managers of such Person) or (b) any duly authorized committee thereof.

“Board Resolution” means, as to any Person, a copy of a resolution of such Person certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by requisite action of the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrower” means Mission Broadcasting, Inc., a Delaware corporation and any other Person that becomes a Borrower pursuant to Section 12.17.

“Borrowing” has the meaning specified in Section 1.04.

“Borrowing Date” means, in relation to any Loan, the date of the borrowing of such Loan as specified in the relevant Notice of Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York City are authorized or required by law to close and, if such term is used in relation to any Eurodollar Loan or the Interest Period therefor, on such day dealings are carried on by and between banks in Dollar deposits in the applicable interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 5

having the force of law, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (a “Capital Lease”).

“Capital Stock” means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (i) above.

“Cash Collateralize” with respect to any Person, means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, as collateral for the Letter of Credit Obligations, cash or deposit account balances of such Person pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances of the Borrower. Cash Collateral shall be invested in Cash Equivalents of a tenor satisfactory to the Administrative Agent and as instructed by the Borrower, which Cash Equivalents shall be held in the name of the Borrower and under the control of the Administrative Agent in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means any or all of the following: (i) obligations of, or guaranteed as to interest and principal by, the United States government maturing within one year after the date on which such obligations are purchased; (ii) open market commercial paper of any corporation (other than the Borrower or any Affiliate of the Borrower) incorporated under the laws of the United States or any State thereof or the District of Columbia rated P-1 or its equivalent by Moody’s or A-1 or its equivalent or higher by S&P; (iii) time deposits or certificates of deposit maturing within one year after the issuance thereof issued by commercial banks organized under the laws of any country which is a member of the OECD and having a combined capital and surplus in excess of $250,000,000 or which is a Bank or Brown Brothers Harriman & Co.; (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii); and (v) money market funds investing only in investments described in clauses (i) through (iv).

“Change of Control” means that 100% of the voting and economic interest of the Borrower shall cease to be subject to the Smith Pledge Agreement or a pledge agreement

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substantially in the form of the Smith Pledge Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Charter Documents” means, with respect to any Person, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of such Person, (ii) the bylaws, partnership agreement, limited liability company agreement or regulations (or the equivalent governing documents) of such Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of such Person’s Capital Stock or of any rights in respect of such Person’s Capital Stock.

“Class” has the meaning specified in Section 1.04.

“Closing Certificate” means a Closing Certificate substantially in the form of Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Co-Documentation Agents” means Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., in their capacity as Co-Documentation Agents for the Banks hereunder, and any successors to such agents.

“Collateral” means the Pledged Collateral, the Security Agreement Collateral and the Mortgaged Properties.

“Collateral Agent” means the Administrative Agent acting as collateral agent pursuant to the Security Documents.

“Commitment” means, for each Bank, the sum of its Revolving Commitment, its Term C Commitment and any Incremental Revolving Commitment and/or Incremental Term Commitment of such Bank issued after the Effective Date pursuant to Section 2.01(c) and Section 2.16.

“Communications Act” has the meaning specified in Section 6.16.

“Compliance Certificate” means, as to any Person, a certificate of such Person executed on its behalf by the Chief Executive Officer, President, Chief Financial Officer or Vice President of such Person, substantially in the form of Exhibit C, with such changes as acceptable to the Administrative Agent.

“Consolidated Senior Leverage Ratio” means, on any date, the “Consolidated Senior Leverage Ratio” determined under the Nexstar Credit Agreement.

“Consolidated Total Leverage Ratio” means, on any date, the “Consolidated Total Leverage Ratio” determined under the Nexstar Credit Agreement.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 7

“Continuation Date” means any date as of which the Borrower elects to continue a Eurodollar Loan as a Eurodollar Loan for a further Interest Period in accordance with the provisions of Section 2.04.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, lease, loan agreement, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion Date” means any date as of which the Borrower elects to convert a Base Rate Loan to a Eurodollar Loan, or a Eurodollar Loan to a Base Rate Loan, in each case in accordance with the provisions of Section 2.04.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Parties” means the Borrower, the Nexstar Entities and any other Person hereafter executing and delivering a Security Document or a Guaranty Agreement or any equivalent document for the benefit of the Administrative Agent and/or any Bank; provided that neither David S. Smith nor Nancie J. Smith will be deemed to be a “Credit Party”.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disbursement Date” has the meaning specified in Section 3.03(b).

“Disposition” means the direct or indirect sale, assignment, lease (as lessor), transfer, conveyance or other disposition (including, without limitation, dispositions of or pursuant to Local Marketing Agreements, Joint Sales Agreement or Shared Services Agreements or pursuant to Sale and Leaseback Transactions, provided that any Sale and Leaseback Transaction shall be on terms and conditions satisfactory to the Majority Banks and the Administrative Agent), in a single transaction or a series of related transactions, by any Mission Entity to any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) of any assets or property of any Mission Entity, excluding (i) assets or property disposed of in the ordinary course of business of such Mission Entity and (ii) inventory, Real Property or equipment no longer used or useful in the business of such Mission Entity; provided that in any event the term “Disposition” shall mean and include sales, assignments, leases (as lessor), transfers, conveyances or other dispositions (including, without limitation, pursuant to Local Marketing Agreements, Joint Sales Agreements or Shared Services Agreements) of principal divisions, or lines of business of, any Mission Entity including, without limitation, any Station of any Mission Entity or the Capital Stock of any Subsidiary of any Mission Entity. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), at the option of the holder thereof or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable, at the option of the holder thereof, in whole or in part.

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“Dividend” means, with respect to any Person, that such Person has authorized, declared or paid a dividend or returned any equity capital to holders of its Capital Stock as such or made any other distribution, payment or delivery of property or cash to holders of its Capital Stock as such.

“Dollars” and “$” each mean lawful money of the United States.

“Domestic Lending Office” shall have the meaning specified in the definition of “Lending Office”.

“Effective Date” has the meaning specified in Section 12.15.

“Eligible Assignee” has the meaning specified in Section 12.07.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any violation of, or liability under, any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or any other applicable Federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree, as now or at any time hereafter in effect, regulating, relating to, or imposing liability concerning the environment, the impact of the environment on human health, or any hazardous or toxic waste, substance or material or pollutant or contaminant.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Sections 412, 414(t)(2) and 4971 of the Code).

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan which could reasonably be expected to result in a material liability to the Borrower and/or any of its Subsidiaries; (ii) a withdrawal by any Borrower, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA where such withdrawal or cessation could reasonably be expected to result in a material liability to the Borrower and/or any of its Subsidiaries; (iii) a complete or partial

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withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan which could reasonably be expected to result in a material liability to the Borrower and/or any of its Subsidiaries or notification that a Multiemployer Plan is insolvent or in reorganization; (iv) the filing of a notice of intent to terminate other than under a standard termination pursuant to Section 4041(b) of ERISA where such standard termination or the process of affecting such standard termination will not result in a material liability to the Borrower, any of its Subsidiaries or an ERISA Affiliate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) a failure by the Borrower, any of its Subsidiaries or any ERISA Affiliate to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (vi) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vii) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of its Subsidiaries or any ERISA Affiliate; or (viii) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Lending Office” has the meaning specified in the definition of “Lending Office”.

“Eurodollar Loan” means any Loan that bears interest rate computed on the basis of the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such

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Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Existing Mission Credit Agreement” has the meaning specified in Recital A.

“FCC” means the Federal Communications Commission.

“FCC License” has the meaning specified in Section 6.16.

“Facility Percentage” means, as to any Bank at any time, the quotient (expressed as a percentage) of (i) the sum of (A) such Bank’s Revolving Commitment (as in effect at such time) or, if such Revolving Commitment has been terminated in full, such Bank’s outstanding Revolving Loans and participations in Letter of Credit Obligations (or, without duplication, obligations held by the Issuing Bank in respect of Letter of Credit Obligations, in the case of the Issuing Bank), plus (B) the sum of each of such Bank’s Commitments under each Incremental Facility (as in effect at such time) or, with respect to any Incremental Facility with respect to which such Commitments have been terminated in full, such Bank’s outstanding Incremental Loans under such Incremental Facility, plus (C) such Bank’s Term C Commitment (as in effect at such time), or, if such Term C Commitment has been terminated in full, such Bank’s outstanding Term C Loans, divided by (ii) the sum of (A) the Aggregate Revolving Commitment (as in effect at such time) or, if the Aggregate Revolving Commitment has been terminated in full, the aggregate principal amount of outstanding Revolving Loans and Letter of Credit Obligations, plus (B) the sum of all Banks’ Commitments under each Incremental Facility (as in effect at such time) or, with respect to any Incremental Facility with respect to which such Commitments have been terminated in full, such Banks’ outstanding Incremental Loans under such Incremental Facility, plus (C) the Aggregate Term C Commitment (as in effect at such time) or, if such

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Aggregate Term C Commitment has been terminated in full, the Aggregate Outstanding Term C Loan Balance.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fiscal Quarter” means each of the following quarterly periods: (i) January 1 of each calendar year through and including March 31 of such calendar year, (ii) April 1 of each calendar year through and including June 30 of such calendar year, (iii) July 1 of each calendar year through and including September 30 of such calendar year and (iv) October 1 through and including December 31 of such calendar year.

“Fiscal Year” means a calendar year.

“Form W-8BEN” has the meaning specified in Section 4.01(f)(i).

“Form W-8ECI” has the meaning specified in Section 4.01(f)(i).

“Fund” has the meaning specified in Section 12.07.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, any central bank (or similar monetary, taxing, or regulatory authority) thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

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“Guaranteed Obligations” means, with respect to each Borrower as a Guarantor under Article XI of this Agreement, all Obligations of each other Borrower under this Agreement and the other Loan Documents.

“Guaranteed Party” means each Borrower, with respect to its Guaranteed Obligations under Article XI of this Agreement.

“Guarantor” means (i) each Credit Party which is a party to a Guaranty Agreement and (ii) each Borrower, as a Guarantor Party under Article XI of this Agreement.

“Guarantor Party” means each Borrower, with respect to its Guaranty Obligations under Article XI of this Agreement.

“Guaranty Agreements” means the Nexstar Guaranty of Mission Obligations, the Subsidiary Guaranty Agreement, the Mission Guaranty of Nexstar Obligations, each Guaranty Supplement to each of the foregoing and any other agreement executed and delivered to the Administrative Agent guaranteeing any of the Obligations, and any and all amendments, modifications, restatements, extensions, increases, rearrangements and/or substitutions of any of the foregoing.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, without duplication (i) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor; (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation, or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; in each case, including arrangements (“non-recourse guaranty arrangements”) wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or if less, the stated or determinable amount of such Guaranty Obligation) or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that the amount of any non-recourse guaranty arrangement shall not be deemed to exceed the fair value of the property which may be repossessed or sold by the holder of the primary obligation in question.

“Guaranty Supplements” means each of the Guaranty Supplements which are attached to the Guaranty Agreements as Annex A thereto.

“Hazardous Material” means and includes (i) any asbestos, urea-formaldehyde, PCBs or dioxins or insulation or other material composed of or containing asbestos, PCBs or dioxins,

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(ii) crude oil, any fraction thereof, and any petroleum product, (iii) any natural gas, natural gas liquids, liquefied natural gas or other natural gas product or synthetic gas, and (iv) any hazardous or toxic waste, substance or material or pollutant or contaminant defined as such in (or for purposes of), or that may result in the imposition of liability under, any Environmental Law.

“Incremental Commitment Fee” has the meaning specified in Section 2.16(a).

“Incremental Facility” means an aggregation of Incremental Revolving Commitments or Incremental Term Commitments, as the case may be, of one or more Banks which are made available to the Borrower and become effective on the same date, pursuant to the same Incremental Loan Amendment.

“Incremental Loan” means any Incremental Revolving Loan and/or Incremental Term Loan advanced by a Bank pursuant to Section 2.01(c), Section 2.03 and Section 2.16.

“Incremental Loan Amendment” has the meaning specified in Section 2.01(c)(i).

“Incremental Margin” has the meaning specified in Section 2.16(a).

“Incremental Revolving Bank” means each Bank that has an Incremental Revolving Commitment or that is a holder of an Incremental Revolving Loan.

“Incremental Revolving Commitment” has the meaning specified in Section 2.16(a).

“Incremental Revolving Loan” has the meaning specified in Section 2.01(c)(i).

“Incremental Term Bank” means each Bank that has an Incremental Term Commitment or that is the holder of an Incremental Term Loan.

“Incremental Term Commitment” has the meaning specified in Section 2.16(a).

“Incremental Term Loan” has the meaning specified in Section 2.01(c)(i).

“Incremental Term Maturity Date” means for any Incremental Loan the earliest of (i) the date upon which the final scheduled payment of principal of such Incremental Term Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier December 31, 2010, (ii) the date on which the Term C Loans (other than Incremental Term Loans) become due and payable in full prior to the Stated Term C Maturity Date pursuant to acceleration or otherwise and (iii) the date which is six months prior to the earlier of (x) the maturity of any Permitted Nexstar Subordinated Indebtedness that is then outstanding and (y) the maturity of any Permitted Nexstar Holdings Unsecured Indebtedness that is then outstanding.

“Incremental Upfront Fee” has the meaning specified in Section 2.16(a).

“Indebtedness” of any Person means, without duplication, (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (x) trade payables entered into in the ordinary course of

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business pursuant to ordinary terms and (y) ordinary course purchase price adjustments); (iii) all reimbursement or payment obligations with respect to letters of credit or non-contingent reimbursement or payment obligations with respect to bankers’ acceptances, surety bonds and similar documents; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement or sales of accounts receivable, in any such case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capital Lease Obligations; (vii) all net obligations with respect to Interest Rate Protection Agreements; (viii) Disqualified Stock; (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (in which event the amount thereof shall not be deemed to exceed the fair value of such property); and (x) all Guaranty Obligations in respect of obligations of the kinds referred to in clauses (i) through (ix) above.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Person” has the meaning specified in Section 12.05.

“Information Certificate” means a certificate of the Borrower executed on the Borrower’s behalf by a Responsible Officer of the Borrower, substantially in the form of Exhibit D.

“Initial Borrowing Date” means the date, occurring on the Effective Date, on which the initial Credit Event occurs.

“Initial Public Offering” means the sale by the Ultimate Nexstar Parent of shares of its common stock in a public offering registered under the Securities Act of 1933.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally; in each case undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” has the meaning specified in Section 6.09.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date, (ii) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and the date such Eurodollar Loan is repaid or prepaid; provided, however, that if any Interest Period for any Eurodollar Loan exceeds three months, then the date which falls three months after the beginning of such Interest Period or, if applicable, at the end of any three-month interval thereafter shall also be an “Interest Payment Date” for such Eurodollar Loan.

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“Interest Period” means, in relation to any Eurodollar Loan, the period commencing on the applicable Borrowing Date or any Conversion Date or Continuation Date with respect thereto and ending on the date one, two, three or six months thereafter (or, nine or twelve months thereafter upon the request of the Borrower and the consent of the Administrative Agent and each Bank that is making or has made such Loan, which shall not be unreasonably withheld, if loans of such duration are generally available in the London interbank Eurodollar market), as selected or deemed selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month which is one, two, three, six, nine or twelve months, as the case may be, after the calendar month in which such Interest Period began; and

(iii) no Interest Period for any Loan shall extend beyond the Maturity Date.

“Interest Rate Protection Agreement” means an interest rate swap, cap, collar or similar arrangement entered into to hedge interest rate risk (and not for speculative purposes), including without limitation, fixed to floating and floating to fixed, and any other derivative product, so long as such other derivative product is consented to by Administrative Agent.

“Issuing Bank” means Bank of America or any Affiliate thereof, in its capacity as issuer of one or more Letters of Credit hereunder.

“Joinder to Pledge Agreement” means a supplement to the Pledge Agreement in the form of Annex B thereto, whereby a Mission Entity becomes a party to, and assumes all obligations of, a pledgor under the Pledge Agreement.

“Joinder to Security Agreement” means a supplement to the Security Agreement in the form of Annex C thereto, whereby a Mission Entity becomes a party to, and assumes all obligations of, a grantor under the Security Agreement.

“Joint Lead Arrangers” means Bank of America Securities LLC and Bear, Stearns & Co. Inc., in their capacity as Joint Lead Arrangers and Joint Book Managers.

“Joint Sales Agreement” means an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (i) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (ii) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (iii) set the rates for advertising on and/or (iv) provide the advertising material for broadcast on, a television

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broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.

“Kenos” means Kenos Broadcasting, Inc. and Kenos Broadcasting II, Inc., each a Delaware corporation, and each of their direct and indirect Subsidiaries.

“Kenos Merger” means the merger of Kenos with and into the Borrower.

“Kenos Merger Agreement” means the Merger Agreement dated as of September 12, 2003, among Borrower, Mission Broadcasting of Amarillo, Inc., Kenos Broadcasting, Inc. and Kenos Broadcasting II, Inc., as amended by Amendment No. 1 thereto dated as of                     , 2003 (without giving effect to any other amendment or restatement not consented to by Administrative Agent).

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lending Office” means, with respect to any Bank, the office or offices of such Bank specified as its “Lending Office”, “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, on Schedule 1.01(a) hereto, or such other office or offices of the Bank as it may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued (or deemed issued) by the Issuing Bank pursuant to Article III.

“Letter of Credit Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the Issuing Bank, as the Issuing Bank shall request.

“Letter of Credit Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the Disbursement Date of such draw.

“Letter of Credit Commitment” means the agreement of the Issuing Bank to issue Letters of Credit subject and pursuant to the terms and conditions of this Agreement; provided that the sum of all the Letter of Credit Obligations on any date outstanding may not exceed the lesser of (i) the Aggregate Revolving Commitment on such date and (ii) $10,000,000.

“Letter of Credit Obligations” means, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (ii) the aggregate amount of all unpaid Reimbursement Obligations.

“Letter of Credit Related Documents” means all Letters of Credit, Letter of Credit Applications, Letter of Credit Amendment Applications and any other document relating to any

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Letter of Credit, including the Issuing Bank’s standard form documents for letter of credit issuances, as any of the same may be amended, modified, restated, supplemented, renewed, extended, increased, rearranged and/or substituted from time to time.

“Leverage Ratio Determination Date” means each “Leverage Ratio Determination Date” as determined pursuant to the Nexstar Credit Agreement.

“License” means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority or other Person which permits or authorizes the use of an electromagnetic transmission frequency or the construction or operation of a broadcast television station system or any part thereof or any other authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority or other Person which is necessary for the lawful conduct of the business of constructing or operating a broadcast television station.

“Lien” means, with respect to any property or asset (or any revenues, income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of such Person. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means any extension of credit made by any Bank pursuant to this Agreement.

“Loan Documents” means this Agreement (including the Guaranty set forth in Article XI hereof), all Guaranty Agreements, all Security Documents, all Letter of Credit Related Documents, any notes executed and delivered pursuant to Section 2.02(b), the Revolver Reallocation Letter, and all other waivers, consents, agreements and amendments executed in connection with the Revolver Reallocation Letter, any Interest Rate Protection Agreement with any Bank or any Affiliate of any Bank, any other subordination agreement entered into with any Person with respect to the Obligations, all agreements between any Person and any Bank respecting fees payable in connection with this Agreement, any Incremental Loan Amendment and any other agreements executed in connection with any Incremental Loan Facility or any other Loan Document and all other written agreements, documents, instruments and certificates now or hereafter executed and delivered by any Credit Party or any other Person to or for the benefit of the Administrative Agent, any Bank or any Affiliate of any Bank pursuant to or in connection with any of the foregoing, and any and all amendments, increases, supplements and other modifications thereof and all renewals, extensions, restatements, rearrangements and/or substitutions from time to time of all or any part of the foregoing; provided, that, for the purposes of Sections 9.02 and 11.01 of this Agreement, the term “Loan Documents” shall not include any Interest Rate Protection Agreement with any Bank or any Affiliate of any Bank.

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“Local Marketing Agreement” means a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time during more than fifteen percent (15%) of the air time of a television broadcast station licensed to another Person.

“Major Television Network” means any of ABC, Inc., National Broadcasting Company, Inc., CBS, Inc., FOX Television Network, or any other television network which produces and makes available more than 15 hours of weekly prime time television programming.

“Majority Banks” means, at any time, (i) Banks whose respective Facility Percentages aggregate more than 50% and (ii) Nexstar Banks (whether or not also Banks) whose respective Nexstar Facility Percentages aggregate more than 50%.

“Majority Revolver Banks” means, at any time, Revolving Banks having more than 50% of the Aggregate Combined Revolving Commitment (as in effect at such time) or, if the Aggregate Combined Revolving Commitment has been terminated in full, the aggregate principal amount of outstanding Revolving Loans and Letter of Credit Obligations.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse effect on the operations, business, assets, properties, condition (financial or otherwise) or prospects of (i) the Mission Entities taken as a whole, (ii) the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party or (iii) the validity or enforceability of this Agreement or any other Loan Document or the rights and remedies of the Administrative Agent or the Banks under this Agreement or any of the other Loan Documents.

“Maturity Date” for any Loan means the earlier of (i) the applicable Stated Maturity Date and (ii) the date on which such Loan becomes due and payable in full pursuant to acceleration or otherwise.

“Maximum Incremental Amount” means $100,000,000 less the sum of all Nexstar Incremental Facilities (as in effect at such time) or, with respect to any Nexstar Incremental Facility with respect to which such incremental commitments have been terminated in full, the outstanding incremental loans to the Nexstar Borrower under such Nexstar Incremental Facility.

“Measurement Period” means, with respect to any date, the most recently ended four consecutive Fiscal Quarter period for which financial statements have been or were required to have been delivered to the Administrative Agent pursuant to Section 7.01(a) or (b) prior to such date.

“Mission Amarillo” means Mission Broadcasting of Amarillo, Inc., and each of its direct and indirect Subsidiaries.

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“Mission Entity” means the Borrower and any Person which is a direct or indirect Subsidiary of the Borrower, including without limitation VHR Broadcasting and Mission Amarillo.

“Mission Guaranty of Nexstar Obligations” means that certain First Restated Guaranty Agreement, dated as of December 30, 2003, substantially in the form of Exhibit E, executed and delivered by the Mission Entities in favor of the Nexstar Banks, whereby the Mission Entities guaranty the obligations of the Nexstar Entities under the Nexstar Loan Documents.

“Mission Merger Agreement” means the Merger Agreement dated as of September 12, 2003, among Borrower, Mission Broadcasting of Amarillo, Inc., Kenos Broadcasting, Inc. and Kenos Broadcasting II, Inc., as amended by Amendment No. 1 thereto dated as of                     , 2003 (without giving effect to any other amendment or restatement not consented to by Administrative Agent).

“Mission Reorganization” means the merger of Mission Amarillo with and into the Borrower.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Policies” mean the Mortgage Policies under, and as defined in, the Existing Mission Credit Agreement.

“Mortgaged Properties” mean all Real Property owned or leased by any Mission Entity listed on Schedule 6.09 and designated as “Mortgaged Properties” therein.

“Mortgages” mean all Mortgages (as defined in the Existing Mission Credit Agreement) granted by certain of the Mission Entities pursuant to the Existing Mission Credit Agreement (or any predecessor credit agreement which was amended and restated by the Existing Mission Credit Agreement) and which have not been released prior to the Effective Date.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Mission Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Proceeds” means, in connection with any Disposition (including any Sale and Leaseback Transaction), the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Disposition net of (i) reasonable transaction costs (including any underwriting, brokerage or other selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith actually incurred and satisfactorily documented), (ii) required payments on Indebtedness permitted under Section 8.05 and which are not Restricted Payments (other than payments due with respect to the Obligations), (iii) taxes estimated to be paid as a result of such Disposition and (iv) any portion of such cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments or liabilities (as set forth in a certificate of the Borrower executed on its behalf by a Responsible Officer of the Borrower and delivered to the Administrative Agent), it

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being understood and agreed that on the day all such post-closing adjustments and liabilities have been determined, (x) the amount (if any) by which the reserved amount of the cash proceeds of such Disposition exceeds the actual post-closing adjustments or liabilities payable by any Mission Entity shall constitute Net Cash Proceeds on such date and (y) the amount (if any) by which the actual post-closing adjustments or other liabilities payable by any Mission Entity exceeds the reserved amount of the cash proceeds of such Disposition on such date shall be credited against any subsequent Net Cash Proceeds that any Mission Entity is required to apply to prepay the Loans pursuant to Section 2.07(b).

“Net Debt Proceeds” means, with respect to the incurrence or issuance of any Indebtedness by any Mission Entity, (i) the gross cash proceeds received in connection with such incurrence or issuance, as and when received, minus (ii) all reasonable out-of-pocket transaction costs (including legal, investment banking or other fees and disbursements) associated therewith actually incurred (whether by such Mission Entity or an Affiliate thereof), satisfactorily documented and paid (whether on behalf of such Mission Entity or an Affiliate thereof) to any Person not an Affiliate of a Mission Entity.

“Net Issuance Proceeds” means, with respect to the sale or issuance of Capital Stock, or any capital contribution to, any Mission Entity from a source other than a Mission Entity, (i) the gross cash proceeds received in connection with such sale or issuance or such capital contribution, as and when received minus (ii) all reasonable out-of-pocket transaction costs (including legal, investment banking or other fees and disbursements) associated therewith actually incurred (whether by such Mission Entity or an Affiliate thereof), satisfactorily documented and paid (whether on behalf of such Mission Entity or an Affiliate thereof) to any Person not an Affiliate of a Mission Entity.

“Network Affiliation Agreements” means each agreement set forth on Schedule 6.21 and each other agreement entered into by a Television Company with any Major Television Network pursuant to which a Television Company and such Major Television Network agree to be affiliated and such Major Television Network agrees that such Television Company shall serve as that Major Television Network’s primary outlet within any defined market for television programming provided by such Major Television Network for broadcast by its station affiliates.

“Nexstar Banks” means the “Banks” as that term is defined in the Nexstar Credit Agreement.

“Nexstar Borrower” means the “Borrower” as that term is defined in the Nexstar Credit Agreement.

“Nexstar Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of the date of this Agreement, among the Nexstar Borrower, as borrower, the Ultimate Nexstar Parent, certain of its Subsidiaries from time to time parties thereto, the financial institutions from time to time parties thereto, Bank of America, N.A., as the administrative agent, Bear Stearns Corporate Lending Inc., as the syndication agent and Royal Bank of Canada, General Electric Capital Corporation and Merrill Lynch Capital as the co-documentation agents, as the same may be further amended, modified, restated, supplemented, renewed, extended, increased, rearranged and/or substituted from time to time.

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“Nexstar Entity” means the Ultimate Nexstar Parent and any Person which is a direct or indirect Subsidiary of the Ultimate Nexstar Parent, including without limitation Quorum.

“Nexstar Facility Percentage” means the “Facility Percentage” as that term is defined in the Nexstar Credit Agreement.

“Nexstar Finance Holdings” means Nexstar Finance Holdings, Inc., a Delaware corporation and a Nexstar Entity.

“Nexstar Guaranty of Mission Obligations” means that certain First Restated Guaranty Agreement, dated as December 30, 2003, substantially in the form of Exhibit F, executed and delivered by the Nexstar Entities in favor of the Mission Banks, whereby the Nexstar Entities guaranty the obligations of the Mission Entities under the Mission Loan Documents.

“Nexstar Incremental Facility” means the “Incremental Facility” as that term is defined in the Nexstar Credit Agreement.

“Nexstar Loan Documents” means the “Loan Documents” as that term is defined in the Nexstar Credit Agreement.

“Nexstar Loan” means any extension of credit made by any Bank under or pursuant to the Nexstar Credit Agreement.

“Notice of Borrowing” means a notice given by the Borrower to the Administrative Agent pursuant to Section 2.03(a), in substantially the form of Exhibit G.

“Notice of Conversion/Continuation” means a notice given by the Borrower to the Administrative Agent pursuant to Section 2.04(b), in substantially the form of Exhibit H.

“Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Credit Party to the Administrative Agent or to any Bank (or, in the case of any Interest Rate Protection Agreement, any Affiliate of any Bank), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection with any of the foregoing, whether on account of principal, interest, Guaranty Obligations, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Syndication Agent or to any Bank that are required to be paid by any Credit Party pursuant to any Loan Document) or otherwise.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 4.01(b).

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“Participant” has the meaning specified in Section 12.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Permitted Affiliate Transaction” means (i) Restricted Payments permitted by Section 8.09 (including by waiver or consent) and (ii) the Kenos Merger.

“Permitted Borrower Unsecured Indebtedness” means unsecured Indebtedness of the Borrower and/or its Subsidiaries to a Person other than a Mission Entity or an Affiliate of a Mission Entity, on terms and conditions reasonably acceptable to the Administrative Agent and the Majority Banks, such terms and conditions to include, but not be limited to: (i) such Indebtedness shall have a stated maturity date after the date that is 180 days after the Stated Maturity Date of the latest to mature of the Loans, and shall not have any scheduled payments, prepayments or redemptions of principal at any time prior to the date that is 180 days after the Stated Maturity Date of the latest to mature of the Loans; (ii) the documents, instruments and other agreements pursuant to which such Indebtedness shall be issued or outstanding shall contain no financial maintenance covenants or cross-default provisions and no provisions limiting amendments to, or consents, waivers or other modifications with respect to, this Agreement or any other Loan Document; and (iii) no Liens or security interests on or in the assets or properties of any Mission Entity are granted (or may arise at any time) to secure the repayment of such Indebtedness and no Guaranty Obligation of any direct or indirect Subsidiary of the Borrower or the Nexstar Borrower is granted for the payment or collection of such Indebtedness.

“Permitted Liens” has the meaning specified in Section 8.02.

“Permitted Nexstar Holdings Unsecured Indebtedness” means the “Permitted Holdings Unsecured Indebtedness” as that term is defined in the Nexstar Credit Agreement.

“Permitted Nexstar Subordinated Indebtedness” means the “Permitted Borrower Subordinated Indebtedness” as that term is defined in the Nexstar Credit Agreement.

“Permitted Seller Subordinated Indebtedness” means subordinated Indebtedness of the Borrower and/or its Subsidiaries permitted by Section 8.05(e) and incurred in connection with a transaction permitted under the terms of Section 8.04(b) (including by waiver or consent) and owed to a seller thereof or other party thereto as partial or full consideration therefor, on terms and conditions reasonably acceptable to the Administrative Agent and the Majority Banks.

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“Person” means any natural person, corporation, firm, trust, partnership, business trust, association, government, governmental agency or authority, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan.

“Pledge Agreement” means the First Restated Pledge Agreement dated as of December 30, 2003, substantially in the form of Exhibit I, pursuant to which each Credit Party has pledged or collaterally assigned 100% of the Capital Stock of each of its Subsidiaries, and any intercompany notes held by it, as the same may be amended, supplemented and/or otherwise modified from time to time.

“Pledged Collateral” has the meaning specified in the Pledge Agreement or the Smith Pledge Agreement, as applicable.

“Pledged Entity” means each “Pledged Partnership” and each “Pledged Limited Liability Company” as these terms are defined in the Pledge Agreement.

“Pro Forma Basis” has the meaning specified in the Nexstar Credit Agreement.

“Pro Forma Compliance Certificate” has the meaning specified in the Nexstar Credit Agreement.

“Quorum” has the meaning specified in the Nexstar Credit Agreement.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” means the receipt by any Mission Entity of any insurance or other cash proceeds payable by reason of theft, loss, physical destruction, condemnation or damage or any other similar event with respect to any property or assets of any Mission Entity.

“Register” has the meaning specified in Section 12.07(b).

“Reimbursement Obligations” means the obligation of the Borrower to reimburse the Issuing Bank, pursuant to Section 3.03, for amounts drawn under Letters of Credit.

“Reinvestment Assets” means any assets owned by and to be employed in the business of the Borrower and its Subsidiaries as described in Section 8.01.

“Reinvestment Election” has the meaning specified in Section 2.07(b).

“Reinvestment Notice” means a written notice by the Borrower signed on its behalf by a Responsible Officer of the Borrower stating that the Borrower in good faith, intends and expects

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to use, or to cause a Subsidiary of the Borrower to use, all or a specified portion of the Net Cash Proceeds of a Disposition to purchase, construct or otherwise Acquire Reinvestment Assets.

“Reinvestment Period” means the period commencing on the date of any Disposition and terminating on the date which is 365 days after such Disposition.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (i) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (ii) the aggregate amount thereof expended by the Borrower and/or any of its Subsidiaries to Acquire Reinvestment Assets (including reasonable out-of-pocket disbursements in connection with any such Acquisition).

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Majority Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while a Default or an Event of Default exists, (ii) the last day of the relevant Reinvestment Period and (iii) the date on which the Borrower or any of its Subsidiaries shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other Acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

“Replaced Bank” has the meaning specified in Section 4.08(b).

“Replacement Bank” has the meaning specified in Section 4.08(b).

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, for each Credit Party, its chief executive officer, its president, any vice-president, its chief financial officer, controller, vice president-finance, treasurer or assistant treasurer, or any other officer having substantially the same authority and responsibility, in each case acting solely in such capacity and without personal liability.

“Restricted Payment” means, as to any Person, (i) the authorization, declaration or payment of any Dividend by such Person or any of its Subsidiaries, (ii) the redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration by such Person of any Capital Stock of such Person, or (iii) the making of any payment by any Mission Entity in respect of any principal of or interest on any Indebtedness other than Indebtedness incurred in accordance with Sections 8.05(a) (excluding Permitted Nexstar Holdings Unsecured Indebtedness and Permitted Nexstar Subordinated Indebtedness) through (d) and Sections 8.05(f) through (h).

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“Revolver Reallocation Letter” means that certain letter among the Revolving Banks permitting under certain circumstances the reallocation of the Revolving Commitment as described on Schedule 1.01(C).

“Revolving Bank” means each Bank that has a Revolving Commitment or that is a holder of a Revolving Loan made under the Revolving Commitments.

“Revolving Borrowing” means a Borrowing hereunder consisting of Revolving Loans made to the Borrower on the same Borrowing Date and, in the case of Eurodollar Loans, having the same Interest Periods.

“Revolving Commitment” means, as to any Bank, the obligation of such Bank, if any, to make Revolving Loans (other than Incremental Revolving Loans) to, and issue or participate in Letter of Credit Obligations on behalf of, the Borrower hereunder in an aggregate principal amount not to exceed at any one time the amount set forth under the heading “Revolving Commitment” opposite such Bank’s name on Schedule 2.01 or, in the case of any Bank that is an Eligible Assignee, the amount of the Revolving Commitment of the assigning Bank which is assigned to such Eligible Assignee in accordance with Section 12.07 and set forth in the applicable Assignment and Assumption (in each case as the same may be adjusted from time to time as provided herein), as such Revolving Commitment may be adjusted in accordance with the terms of the Revolver Reallocation Letter.

“Revolving Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Commitment Percentage” means, as to any Bank at any time, (i) the percentage which the amount of such Bank’s Revolving Commitment then constitutes of the sum of the amount of all Revolving Commitments, or (ii) at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Revolving Loans made under its Revolving Commitment then outstanding constitutes of the aggregate principal amount of all Revolving Loans made under the Revolving Commitments then outstanding.

“Revolving Commitment Period” means the period from and including the Effective Date (with respect to the Revolving Commitments) or the effective date of the relevant Incremental Loan Amendment (with respect to each Incremental Revolving Commitment), as applicable, to but not including the Stated Revolving Credit Maturity Date.

“Revolving Extensions of Credit” means, as to any Bank at any time, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans held by such Bank then outstanding plus (ii) the amount of such Bank’s participations in Letter of Credit Obligations.

“Revolving Facility” means the revolving loan facility provided for in Section 2.01(b).

“Revolving Facility Percentage” means, as to any Bank at any time, (i) the percentage which (x) the sum of the amount of such Bank’s Revolving Commitment plus the amount of all such Bank’s Incremental Revolving Commitments, if any, then constitutes of (y) the sum of the amount of the Aggregate Revolving Commitment plus the amount of the Aggregate Incremental Revolving Commitment, or (ii) at any time after the Revolving Commitments and the

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Incremental Revolving Commitments have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding.

“Revolving Loan” has the meaning specified in Section 2.01(b), as modified by Section 2.01(c).

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Bank evidencing Revolving Loans made by such Bank substantially in the form of Exhibit J.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Security Agreement” means the First Restated Security Agreement dated as of December 30, 2003, substantially in the form of Exhibit K, pursuant to which the Borrower has granted security interests in its assets, as the same may be amended, supplemented and/or otherwise modified from time to time.

“Security Agreement Collateral” has the meaning specified in the Security Agreement.

“Security Documents” means collectively the Smith Pledge Agreement, the Pledge Agreement, the Security Agreement, each Mortgage and each Joinder to Pledge Agreement and Joinder to Security Agreement executed and delivered by any Credit Party pursuant to any Loan Document or otherwise, as any of the same may be amended, modified, restated, supplemented, renewed, extended, increased, rearranged and/or substituted from time to time.

“Security Instrument” means any security agreement, chattel mortgage, assignment, pledge agreement, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any security interest.

“Shared Services Agreement” means a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate television broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one television broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one television broadcast station by employees of the owner and operator of the other television broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such television broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

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“Smith Pledge Agreement” means the First Restated Smith Pledge Agreement, dated as of December 30, 2003, substantially in the form of Exhibit L, pursuant to which David S. Smith, the sole shareholder of Mission, has pledged or collaterally assigned, or is required to pledge or collaterally assign, 100% of the Capital Stock of the Borrower, including any Person that becomes a Borrower on or after the Effective Date pursuant to Section 12.17, as the same may be amended, supplemented and/or otherwise modified from time to time.

“Solvency Certificate” means a certificate of the Mission Entities executed on their behalf by a Responsible Officer of each of the Mission Entities, substantially in the form of Exhibit M.

“Solvent” means, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” or “present fair saleable value” of the assets of such Person (on a going-concern basis) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such fair value or present fair saleable value of the assets of such Person (on a going-concern basis) will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim,” (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) unliquidated, contingent, disputed and unmatured claims shall be valued at the amount that can be reasonably expected to be actual and matured.

“Stated Maturity Date” means (i) with respect to Revolving Loans, the Stated Revolving Credit Maturity Date, and (ii) with respect to Term C Loans, the Stated Term C Maturity Date.

“Stated Revolving Credit Maturity Date” means the date which is nine months prior to the earlier of (x) the maturity of any Permitted Nexstar Subordinated Indebtedness that is then outstanding and (y) the maturity of any Permitted Nexstar Holdings Unsecured Indebtedness that is then outstanding, provided that, notwithstanding the foregoing, in no event shall such date be later than December 31, 2009.

“Stated Term C Maturity Date” means the date which is six months prior to the earlier of (x) the maturity of any Permitted Nexstar Subordinated Indebtedness that is then outstanding and (y) the maturity of any Permitted Nexstar Holdings Unsecured Indebtedness that is then outstanding, provided that, notwithstanding the foregoing, in no event shall such date be later than December 31, 2010. “Station” means, at any time, collectively, (i) WBAK, (ii) each television station listed in Schedule 6.16 hereto, (iii) any television station licensed by the FCC to any Mission Entity on, or at any time after, the Effective Date and (iv) any television station that is the subject of an

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 28

Acquisition, Local Marketing Agreement, Joint Sales Agreement or Shared Services Agreement consented to by the Majority Banks or otherwise permitted under Section 8.04 (including by waiver or consent). This definition of “Station” may be used with respect to any single television station meeting any of the preceding requirements or all such television stations, as the context requires.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

“Subsidiary Guarantor” means each Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” means a Subsidiary Guaranty Agreement, substantially in the form of Exhibit N, as the same may be amended, supplemented and/or otherwise modified from time to time.

“Supermajority Banks” means, at any time, (i) Banks whose respective Facility Percentages aggregate more than 66 2/3% and (ii) Revolving Banks having more than 66 2/3% of the Aggregate Combined Revolving Commitment (as in effect at such time) or, if the Aggregate Combined Revolving Commitment has been terminated in full, the aggregate principal amount of outstanding Revolving Loans and Letter of Credit Obligations.

“Syndication Agent” means Bear Stearns Corporate Lending Inc., in its capacity as Syndication Agent for the Banks hereunder, and any successor to such agent.

“Taxes” has the meaning specified in Section 4.01(a).

“Television Broadcasting Business” means a business substantially all of which consists of the construction, ownership, operation, management, promotion, extension or other utilization of any type of television broadcasting system or any similar television broadcasting business, including the syndication of television programming, the obtaining of a license or franchise to operate such a system or business, and activities incidental thereto, such as providing production services.

“Television Company” means any Mission Entity, to the extent such Person owns or operates a Station.

“Term C Bank” means each Bank that has a Term C Commitment or that is the holder of a Term C Loan made under the Term C Commitments.

“Term C Commitment” means, as to any Bank, the obligation of such Bank, if any, to make Term C Loans to the Borrower hereunder in an aggregate principal amount not to exceed

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the amount set forth under the heading “Term C Commitment” opposite such Bank’s name on Schedule 2.01.

“Term C Facility Percentage” means, as to any Bank at any time, the percentage which (i) the sum of all of such Bank’s Term C Loans then outstanding constitutes of (ii) the sum of the Aggregate Outstanding Term C Loan Balance.

“Term C Loan” has the meaning specified in Section 2.01(a)(i).

“Term C Loan Note” means a promissory note made by the Borrower in favor of a Bank evidencing Term C Loans made by such Bank substantially in the form of Exhibit O.

“Tranche” means the collective reference to Eurodollar Loans made by the Banks to the Borrower, the then current Interest Periods with respect to which begin on the same date and end on the same later date, whether or not such Loans shall originally have been made on the same day.

“Transaction” means collectively, the incurrence of the Loans and other extensions of credit to be made to the Mission Entities on the Effective Date and the refinancing of the Loans under the Existing Mission Credit Agreement.

“Transferee” has the meaning specified in Section 12.08.

“Ultimate Nexstar Parent” means Nexstar Broadcasting Group, Inc., a Delaware corporation.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“VHR Broadcasting” means VHR Broadcasting, Inc., a Tennessee corporation, and VHR Broadcasting of Billings, LLC, a Delaware limited liability company, and their respective Subsidiaries.

“WBAK” means television station WBAK-TV licensed to Terre Haute, Indiana.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose common stock (other than director’s or other qualifying shares) is at the time owned by such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association or other entity in which such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“WTVW Disposition” means the Disposition by the Nexstar Entities of television station WTVW, Evansville, Indiana.

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1.02 Other Definitional Provisions.

(a) Unless otherwise specified herein or therein, all terms defined in this Agreement shall have such defined meanings when used in any Exhibit, Schedule or other Loan Document or any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d) The terms “including” or “include” are not limiting and mean “including without limitation” or “include without limitation”.

(e) References in this Agreement or any other Loan Document to knowledge by any Credit Party of events or circumstances shall be deemed to refer to events or circumstances of which a Responsible Officer of such Person has actual knowledge or reasonably should have knowledge.

(f) References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

(g) Except as otherwise specified herein, all references to any Governmental Authority or Requirement of Law defined or referred to herein shall be deemed references to such Governmental Authority or Requirement of Law or any successor Governmental Authority or Requirement of Law, and any rules or regulations promulgated thereunder from time to time, in each case as the same may have been or may be amended or supplemented from time to time.

(h) References herein to a certification or statement of an officer of a Person or other individual shall mean a certification or statement of such Person, which is executed on behalf of such Person by such individual in his or her capacity as an officer of such Person.

(i) Subject to the definitions of the terms “Interest Period” and “Interest Payment Date” in Section 1.01, whenever any performance obligation hereunder shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person

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is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(j) Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(k) References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

1.03 Accounting Principles. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted in accordance with GAAP. Unless the context otherwise clearly requires, all financial computations required under this Agreement shall be made in accordance with GAAP; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VIII or the definition of any term used therein to eliminate the effect of any change in GAAP occurring after the Effective Date or the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Banks wish to amend Article VIII or any such definition for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Majority Banks. Borrower shall notify the Administrative Agent of any change in GAAP that would have a material effect whether or not the Borrower wishes to adopt that change.

1.04 Classes and Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Section 2.03 on the same date, all of which Loans are of the same Class and Type and, in the case of Eurodollar Loans, have the same initial Interest Period. Loans made under this Agreement are distinguished by “Class” and by “Type”. The “Class” of a Loan (or of a commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to the determination of whether such commitment or Loan is (a) a Revolving Commitment or a Revolving Loan made under the Revolving Commitments, (b) an Incremental Revolving Commitment relating to a specified Incremental Facility or an Incremental Revolving Loan made under such Incremental Facility, (c) a Term C Commitment or a Term C Loan made under the Term C Commitments or (d) an Incremental Term Commitment relating to a specified Incremental Facility or an Incremental Term Loan made under such Incremental Facility, each of which constitutes a “Class”. The “Type” of a Loan refers to the determination whether such Loan is a Eurodollar Loan or a Base Rate Loan, each of which constitutes a “Type”. Identification of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) by both Class and Type, e.g., a “Eurodollar Incremental Term Loan”, indicates that such Loan is both an Incremental Term Loan and a Eurodollar Loan (or that such Borrowing is comprised of such Loans).

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ARTICLE II.

THE CREDIT FACILITIES

2.01 Amounts and Terms of Commitments.

(a) The Term C Loans.

(i) Each Term C Bank severally agrees, subject to the terms and conditions hereinafter set forth, to make a term loan (each, a “Term C Loan”) to the Borrower on the Effective Date (and not thereafter) in an aggregate principal amount not to exceed the Term C Loan Commitment of such Term C Bank; provided however that after giving effect to any Term C Loan made under a Term C Commitment, the aggregate principal amount of all outstanding Term C Loans made under the Term C Commitments shall not exceed the Aggregate Term C Commitment. Within such limits, and subject to the other terms and conditions of this Agreement, the Borrower may borrow Term C Loans under this Section 2.01(a)(i); provided that amounts borrowed as Term C Loans which are repaid or prepaid may not be reborrowed. The Term C Commitments shall automatically and permanently terminate effective as of December 31, 2003.

(ii) Term C Loans may from time to time be (i) Eurodollar Loans or (ii) Base Rate Loans or a combination thereof, as determined by the Borrower pursuant to Section 2.03(b) or Section 2.04.

(b) The Revolving Loans. Each Revolving Bank severally agrees, subject to the terms and conditions hereinafter set forth, to make revolving loans (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day, during the Revolving Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the Revolving Commitment of such Revolving Bank; provided, however that after giving effect to any Revolving Loan made under a Revolving Commitment, the aggregate principal amount of all outstanding Revolving Loans made under the Revolving Commitments plus the aggregate amount of all outstanding Letter of Credit Obligations shall not exceed the Aggregate Revolving Commitment. Within such limits, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.01(b), prepay Revolving Loans pursuant to Section 2.06 or 2.07 and reborrow Revolving Loans pursuant to this Section 2.01(b). Revolving Loans may from time to time be (i) Eurodollar Loans or (ii) Base Rate Loans or a combination thereof, as determined by the Borrower pursuant to Section 2.03(b) and Section 2.04.

(c) The Incremental Loans.

(i) So long as no Default or Event of Default has occurred and is continuing, at any time and from time to time prior to January 1, 2006, the Borrower may request pursuant to the procedure set forth in, and in accordance with the terms of, Section 2.16, the addition of an Incremental Facility consisting

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of either an increase to the existing revolving facility or a new tranche of revolving loans (each, an “Incremental Revolving Loan”) or an increase to the existing term loan or a new tranche of term loans (each, an “Incremental Term Loan”); provided however that the Borrower may not make a request for an Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, outstanding Incremental Term Loans and unused Incremental Term Commitments would exceed the Maximum Incremental Amount. Each Incremental Facility shall:

(A) be in an amount not less than the excess of $25,000,000 over the amount of any Nexstar Incremental Facility made simultaneously therewith, provided that the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, Incremental Revolving Loans (as that term is defined in the Nexstar Credit Agreement) of the Nexstar Borrower and unused Incremental Revolving Commitments (as that term is defined in the Nexstar Credit Agreement) of the Nexstar Borrower shall not exceed $25,000,000;

(B) unless otherwise specifically provided in this Agreement, upon the effectiveness of the Incremental Revolving Commitment or Incremental Term Commitment relating thereto as provided in Section 2.01(c)(ii), be deemed to be a Revolving Loan or a Term C Loan as defined herein, as applicable, for all purposes under this Agreement, including for purposes of the sharing of Collateral and guarantees under the Guaranty Agreements all on a pari passu basis with all other Obligations;

(C) have such pricing as may be agreed by the Borrower and the Banks providing such Incremental Revolving Loans and/or Incremental Term Loans pursuant to the provisions of this Section 2.01(c) and Section 2.16; and

(D) except as specifically provided in this subsection (D) and subsection (C) above or in Section 2.08, otherwise have all of the same terms and conditions as the Revolving Loans that are not Incremental Revolving Loans (if such Incremental Loans are Incremental Revolving Loans) or as the Term C Loans (if such Incremental Loans are Term C Loans); provided that notwithstanding anything to the contrary contained herein, the maturity date of the Incremental Term Loans shall be the Incremental Term Maturity Date.

In addition, unless otherwise specifically provided in this Agreement, all references in the Loan Documents to Revolving Loans and to Term C Loans shall be deemed, as the context requires, to include references to Incremental

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 34

Revolving Loans and Incremental Term Loans, respectively, made pursuant to this Agreement. No Bank shall have any obligation to make an Incremental Loan unless and until it commits to do so. Subject to the proviso at the end of Section 2.16(a), Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (x) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by the Borrower, each Bank or other approved financial institution agreeing to provide such Commitment (and no other Bank shall be required to execute such amendment), and the Administrative Agent, and (y) any amendments to the other Loan Documents (executed by the relevant Credit Party and the Administrative Agent only) as the Administrative Agent shall reasonably deem appropriate to effect such purpose. Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the receipt by the Administrative Agent of a certificate of the Borrower executed by a Responsible Officer of the Borrower certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (A) each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be true and correct in all material respects, (B) the Borrower is in compliance with each of the financial covenants contained in Section 8.09 of the Nexstar Credit Agreement and set forth in a Pro Forma Compliance Certificate delivered to the Administrative Agent based on financial projections of the Mission Entities, the Nexstar Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility.

(ii) So long as (x) the Borrower shall have given the Administrative Agent no less than five Business Days’ prior notice of the effectiveness thereof and (y) any financial institution not theretofore a Bank which is providing an Incremental Revolving Commitment and/or an Incremental Term Commitment shall have become a Bank under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Revolving Commitment and/or Incremental Term Commitment being requested by the Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment. Upon such effectiveness, Schedule 2.01 shall be deemed amended to reflect such Commitments. In the event that an Incremental Facility shall have become effective, the Bank or Banks providing such Incremental Revolving Commitments or Incremental Term Commitments shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, (A) with respect to Incremental Term Commitments, to make an Incremental Term Loan in the amount of the Incremental Term Commitment of such Bank on the effective date of the applicable Increment Loan Amendment and (B) with respect to Incremental Revolving Commitments, to make from time to time during the period from the date of the effectiveness of the applicable Incremental Loan Amendment through the Maturity Date, one or more Incremental Revolving

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 35

Loans to the Borrower pursuant to the provisions of Section 2.03 in an aggregate principal amount not exceeding at any time the Incremental Revolving Commitment of such Bank at such time.

2.02 Loan Accounts; Notes.

(a) Loan Accounts. The Loans made by each Bank shall be evidenced by one or more loan accounts maintained by such Bank and the Administrative Agent in the ordinary course of business. The loan accounts maintained by the Administrative Agent shall, in the event of a discrepancy between the entries in the Administrative Agent’s books and any Bank’s books relating to such loan accounts, be controlling and, absent manifest error, shall be conclusive as to the amount of the Loans made by the Banks to the Borrower, the interest and payments thereon and any other amounts owing in respect of this Agreement. Any failure to make a notation in any such loan account or any error in doing so shall not limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Loans.

(b) Notes. If requested by any Bank, the Borrower shall execute and deliver to such Bank (and deliver a copy thereof to the Administrative Agent) one or more promissory notes evidencing the Loans owing to such Bank pursuant to this Agreement. Any such note shall be in a form prescribed by the Administrative Agent and shall be entitled to all of the rights and benefits of this Agreement and the other Loan Documents.

2.03 Procedure for Borrowing.

(a) Procedure for Revolving Loan Borrowings. Subject to the terms and conditions of this Agreement, the Borrower may borrow under the Revolving Commitments and/or under any Incremental Revolving Commitments comprising an Incremental Facility then in effect, in each case on any Business Day during the Revolving Commitment Period; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing, which Notice of Borrowing must be received by the Administrative Agent prior to 11:00 A.M., Dallas, Texas time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date otherwise, specifying (A) the aggregate amount of the Borrowing, (B) the requested Borrowing Date, (C) the Type or Types of Revolving Loans comprising such Borrowing, and (D) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each Tranche and the respective lengths of the initial Interest Periods therefor (subject to the provisions of the definition of Interest Period). Each Borrowing under the Revolving Commitments or under any Incremental Facility consisting of Incremental Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the Aggregate Available Revolving Commitment is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, each Tranche shall be $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of a Notice of Borrowing with respect to a Borrowing under this Section 2.03(a), the Administrative Agent shall promptly notify each relevant Bank of such Borrowing. Each Revolving

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Bank will make the amount of its pro rata share of each requested Borrowing made under the Revolving Facility and the applicable Incremental Facility, as applicable, available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Payment Office prior to 1:00 P.M., Dallas, Texas time on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition as set forth in Article V has not been satisfied, the proceeds of such Borrowing or Borrowings will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.

(b) Procedure for Term C Loan Borrowings. Subject to the terms and conditions of this Agreement, the Borrower may borrow (i) under the Term C Commitments on the Effective Date, and (ii) under any Incremental Facility consisting of Incremental Term Commitments on the effective date of the relevant Incremental Loan Amendment therefor; provided in each case that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing, which Notice of Borrowing must be received by the Administrative Agent prior to 11:00 A.M., Dallas, Texas time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the Borrowings are to be initially Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date otherwise, requesting that the Banks participating in such Borrowing make the Term C Loans on the Effective Date or the effective date of the relevant Incremental Loan Amendment, as applicable, and specifying (A) the aggregate amount of the Borrowing, (B) the Class of Loans comprising such Borrowing, (C) the Type or Types of Term C Loans comprising such Borrowing, and (D) if the Borrowing is to be entirely or partly Eurodollar Loans, the respective amounts of each Tranche (which shall be $1,000,000 or a whole multiple of $500,000 in excess thereof) and the respective lengths of the initial Interest Periods therefor (subject to the provisions of the definition of Interest Period). Upon receipt of a Notice of Borrowing with respect to a Borrowing under this Section 2.03(b), the Administrative Agent shall promptly notify each relevant Bank of such Borrowing. Each Term C Bank will make the amount of its pro rata share of each requested Borrowing made under the Term C Commitments and each relevant Incremental Term Bank will make its pro rata share of each requested Borrowing made under the applicable Incremental Facility, as applicable, available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Payment Office prior to 1:00 P.M., Dallas, Texas time, on the requested Borrowing Date, in funds immediately available to the Administrative Agent. Unless any applicable condition as set forth in Article V has not been satisfied, the proceeds of such Borrowing or Borrowings will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.

(c) No Eurodollar Loans made during an Event of Default. During the existence of an Event of Default, the Borrower may not elect to have a Loan be made as a Eurodollar Loan.

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(d) Limit on Eurodollar Loans. After giving effect to any Borrowing or Borrowings, there shall not be more than five different Interest Periods in effect in respect of all Loans which are Eurodollar Loans.

2.04 Conversion and Continuation Elections for all Borrowings.

(a) Election for Conversion/Continuation. The Borrower may upon irrevocable written notice (or telephonic notice immediately confirmed in writing) to the Administrative Agent in accordance with Section 2.04(b): (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof) into Eurodollar Loans; (ii) elect to convert on the last day of the Interest Period with respect thereto, any Eurodollar Loans (or any part thereof in an amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof) into Base Rate Loans; or (iii) elect to continue on the last day of the Interest Period with respect thereto, any Eurodollar Loans (or any part thereof in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof); provided, however that if the aggregate amount of a Borrowing comprised of Eurodollar Loans shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, the Eurodollar Loans comprising such Borrowing shall automatically convert into Base Rate Loans on the last day of the then-current Interest Period therefor, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Loans shall terminate.

(b) Notice of Conversion/Continuation. The Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 12.02 to be received by the Administrative Agent not later than (i) 11:00 A.M. Dallas, Texas time not less than three Business Days in advance of the Conversion Date or Continuation Date if any Loans are to be converted into or continued as Eurodollar Loans and (ii) 11:00 A.M. Dallas, Texas time not less than one Business Day in advance of the Conversion Date, if any Loans are to be converted into Base Rate Loans, specifying (A) the proposed Conversion Date or Continuation Date, which shall be a Business Day, (B) the aggregate principal amount of Loans to be converted or continued, (C) the nature of the proposed conversion or continuation and (D) the duration of the requested Interest Period, if applicable.

(c) Failure to Elect Interest Period. If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Borrower has failed to timely select a new Interest Period, such Loans shall automatically convert into Base Rate Loans.

(d) Notice to Banks. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.

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(e) No Conversion/Continuation During Event of Default. During the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Loan.

(f) Limitation on Interest Periods. Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than five different Interest Periods in effect in respect of all Loans which are Eurodollar Loans.

2.05 Reduction and Termination of Commitments.

(a) The Borrower may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate or permanently reduce the Aggregate Revolving Commitment, without premium or penalty, by an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof; provided, however that no such termination or reduction shall be permitted if after giving effect thereto and to any prepayment of Revolving Loans made under the Revolving Commitments which are made on the effective date of such termination or reduction (x) the then outstanding principal amount of all Revolving Loans made under the Revolving Commitments plus the amount of the then outstanding Letter of Credit Obligations would exceed the Aggregate Revolving Commitment then in effect or (y) the aggregate amount of all Letter of Credit Obligations would exceed the Letter of Credit Commitment then in effect; and provided further that once reduced in accordance with this Section 2.05(a), the Aggregate Revolving Commitment may not be increased. Any reduction of the Aggregate Revolving Commitment pursuant to this Section 2.05(a) shall be applied pro rata to each Bank’s Revolving Commitment. All accrued commitment and letter of credit fees to the effective date of any reduction or termination of the Aggregate Revolving Commitment shall be paid on the effective date of such reduction or termination. The Administrative Agent shall promptly notify the affected Banks of any such reduction or termination of the Aggregate Revolving Commitment.

(b) The Borrower may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate or permanently reduce the Incremental Revolving Commitments under an Incremental Facility, without premium or penalty, by an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof; provided, however that no such termination or reduction shall be permitted if after giving effect thereto and to any prepayment of the Incremental Revolving Loans made under such Incremental Facility which are made on the effective date of such termination or reduction, the then outstanding principal amount of the Incremental Revolving Loans made under such Incremental Facility would exceed the total amount of such Incremental Revolving Commitments then in effect with respect to such Incremental Facility; and provided further that once reduced in accordance with this Section 2.05(b), such Incremental Revolving Commitments may not be increased. Any reduction of Incremental Revolving Commitments under an Incremental Facility pursuant to this Section 2.05(b) shall be applied pro rata to each applicable Incremental Revolving Bank’s Incremental Revolving Commitment under such Incremental Facility. All accrued commitment fees to the effective date of any such reduction or termination of

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Incremental Revolving Commitments shall be paid on the effective date of such reduction or termination. The Administrative Agent shall promptly notify the affected Incremental Banks of any such reduction or termination of Incremental Revolving Commitments under an Incremental Facility.

(c) The Aggregate Term C Commitment shall automatically terminate effective as of the day after the Effective Date. The Incremental Term Commitments under any Incremental Facility shall terminate effective as of the day after the effective date of the Incremental Loan Amendment relating thereto.

2.06 Voluntary Prepayments.

(a) The Borrower may, prior to 11:00 A.M. Dallas, Texas time, upon at least three Business Days’ written notice by the Borrower to the Administrative Agent in the case of Eurodollar Loans, and prior to 9:00 A.M. Dallas, Texas time, upon two Business Days’ written notice on any Business Day in the case of Base Rate Loans, prepay Revolving Loans and/or Term C Loans, as the Borrower may elect, in whole or in part, in amounts of $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b) Any notice of prepayment delivered pursuant to this Section 2.06 shall specify the date and amount of such prepayment, whether the prepayment is to be made with respect to Revolving Loans and/or Term C Loans and the Type of Loans to be prepaid. The Administrative Agent will promptly notify each affected Bank thereof and of such Bank’s pro rata portion of such prepayment. If such notice is given by the Borrower and not withdrawn, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein together with accrued interest to each such date on the amount prepaid and the amounts, if any, required pursuant to Section 4.04; provided that interest to be paid in connection with any such prepayment of Base Rate Loans (other than a prepayment in full) shall instead be paid on the next occurring Interest Payment Date.

(c) Any prepayment of Term C Loans pursuant to this Section 2.06 shall be applied to the remaining scheduled installments of Term C Loans to be made pursuant to Section 2.08(a) pro rata (based on the then remaining amounts of such remaining installments).

2.07 Mandatory Prepayments.

(a) (i) If on any date the aggregate unpaid principal amount of outstanding Revolving Loans made under the Revolving Commitments, plus the outstanding Letter of Credit Obligations (to the extent not Cash Collateralized pursuant to clause (ii) below or as provided for in Section 3.07) exceeds the Aggregate Revolving Commitment, then the Borrower shall immediately prepay the amount of such excess. Any payments on Revolving Loans made under the Revolving Commitments pursuant to this Section 2.07(a)(i) shall be applied pro rata among the Banks with Revolving Commitments.

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(ii) If on any date the aggregate amount of all Letter of Credit Obligations shall exceed the Letter of Credit Commitment, the Borrower shall Cash Collateralize on such date an amount equal to the excess of the Letter of Credit Obligations over the Letter of Credit Commitment.

(iii) If on any date the aggregate unpaid principal amount of outstanding Incremental Revolving Loans made under an Incremental Facility exceeds the aggregate amount of the Incremental Revolving Commitments relating to such Incremental Facility, then the Borrower shall immediately prepay the amount of such excess. Any payments on Incremental Revolving Loans made under an Incremental Facility pursuant to this Section 2.07(a)(iii) shall be applied pro rata among the applicable Incremental Banks having Incremental Revolving Commitments with respect to such Incremental Facility.

(b) (i) If on any date any Mission Entity shall make any Disposition, an amount equal to 100% of the Net Cash Proceeds from such Disposition shall be applied on such date to prepay outstanding principal of the Term C Loans and the Revolving Loans on a pro rata basis among such Loans, provided that this requirement for mandatory prepayment will be further reduced to the extent that the Borrower elects, as hereinafter provided, to attempt to cause some or all of such Net Cash Proceeds to be reinvested in Reinvestment Assets. The Borrower may elect to attempt to cause some or all of the Net Cash Proceeds from a Disposition to be reinvested in Reinvestment Assets during the Reinvestment Period (a “Reinvestment Election”) if (x) no Default or Event of Default exists on the date of such Reinvestment Election and (y) if such Reinvestment Election is made by the delivery of a Reinvestment Notice to the Administrative Agent on or before the date of the consummation of such Disposition, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Disposition equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

(ii) Nothing in this Section 2.07(b) shall be deemed to permit any Disposition not otherwise permitted under this Agreement.

(iii) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied to prepay outstanding principal of the Term C Loans and the Revolving Loans on a pro rata basis among such Loans.

(c) Within 90 days after any Mission Entity receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses and taxes incurred in connection with such Recovery Event and the collection of the proceeds thereof) shall be applied to prepay outstanding principal of the Term C Loans and the Revolving Loans on a pro rata basis among such Loans; provided that so long as no Default or Event of Default then exists, this requirement for mandatory prepayment shall be reduced by any amounts (i) actually applied on or before such 90th day or (ii) committed in writing on or before such 90th day to be applied to the replacement or

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restoration of the assets subject to such Recovery Events within 365 days after such Recovery Event and; provided further that with respect to no more than $1,000,000 in the aggregate of the proceeds received from any Recovery Event, the proceeds therefrom shall not be required to be so applied if no Default or Event of Default then exists.

(d) On the Business Day after the date of the receipt by any Mission Entity of Net Issuance Proceeds from any sale or issuance of Capital Stock or cash capital contribution, the Borrower shall prepay outstanding principal of the Term C Loans and the Revolving Loans, on a pro rata basis among such Loans, in an amount equal to 100% of such Net Issuance Proceeds, provided so long as no Default or Event of Default exists on the date of such issuance, the amount of the prepayments required to be made under this Section 2.07(d) shall be reduced to the extent (but only to the extent) that such Net Issuance Proceeds are used or to be used in connection with an Acquisition made in accordance with the terms of Section 8.04 (including by waiver or consent) which a Mission Entity commits to in writing pursuant to a stock purchase agreement (or similar agreement) prior to or not later than six months after the date of such issuance; provided further that at any time after the expiration of the six month period, if (A) the definitive agreement executed in connection with any such Acquisition is terminated, expired or otherwise becomes ineffective prior to the consummation of such Acquisition, (B) the Borrower is no longer pursuing the consummation of the Acquisition in good faith or (C) such Acquisition is not consummated within 18 months from the date the Mission Entity committed in writing to such Acquisition, then the amount of prepayments required to be made under this Section 2.07(d) shall be increased by the amount of such Net Issuance Proceeds that were not used to consummate such Acquisition.

(e) If on any date any Mission Entity shall incur or issue any Indebtedness (other than the Indebtedness described in subsections (a) – (d), and (f) – (h) of Section 8.05), then on each such date of incurrence or issuance an amount equal to the amount of the Net Debt Proceeds received with respect to such Indebtedness shall be applied to prepay outstanding principal of the Term C Loans and the Revolving Loans, on a pro rata basis among such Loans; provided so long as no Default or Event of Default exists on the date of such incurrence or issuance, the amount of the prepayments required to be made under this Section 2.07(e) shall be reduced to the extent (but only to the extent) that such Net Debt Proceeds are used or to be used in connection with an Acquisition made in accordance with Section 8.04 (including by waiver or consent) which a Mission Entity commits to in writing pursuant to a stock purchase agreement (or similar agreement) prior to or not later than six months after the date of such incurrence or issuance of Indebtedness; provided further that at any time after the expiration of the six month period, if (A) the definitive agreement executed in connection with any such Acquisition is terminated, expired or otherwise becomes ineffective prior to the consummation of such Acquisition, (B) the Borrower is no longer pursuing the consummation of the Acquisition in good faith or (C) such Acquisition is not consummated within 18 months from the date the Mission Entity committed in writing to such Acquisition, then the amount of prepayments required to be made under this Section 2.07(e) shall be increased by the amount of such Net Debt Proceeds that were not used to consummate such Acquisition.

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(f) The Borrower shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04; provided that interest to be paid in connection with any such prepayment of Base Rate Loans (other than a prepayment in full) shall instead be paid on the next occurring Interest Payment Date.

(g) Any prepayments pursuant to this Section 2.07 made on a day other than an Interest Payment Date for any Loan shall be applied first to any Base Rate Loans then outstanding and then to Eurodollar Loans with the shortest Interest Periods remaining.

(h) Any prepayment of Term C Loans pursuant to this Section 2.07 shall be applied to the remaining scheduled installments of Term C Loans to be made pursuant to Section 2.08(a), pro rata (based on the then remaining amounts of such remaining installments).

(i) Notwithstanding anything to the contrary contained in this Section 2.07, any Term C Bank may elect, by delivering written notice to the Administrative Agent prior to the receipt thereof, not to receive its pro rata portion of any mandatory prepayment that would otherwise be payable to such Term C Bank pursuant to this Section 2.07, whereupon such portion shall be reallocated to prepay the outstanding principal amount of all Term C Loans and Revolving Loans other than the Term C Loans held by such Term C Bank and any other Term C Bank that has elected not to receive its pro rata portion of such mandatory prepayment, on a pro rata basis among such Loans.

2.08 Maturity and Amortization of Loans.

(a) The Term C Loans. (i) Subject to subsection (ii) below, the Term C Loans shall mature, and the outstanding principal amount thereof shall be due and payable in full (together with all accrued and unpaid interest thereon), on the Maturity Date. In addition, on the last day of each Fiscal Quarter (or, in the case of the final principal installment to be repaid in Fiscal Year 2010, on the Stated Term C Maturity Date), commencing on March 31, 2004, the Borrower shall repay, and there shall become due and payable, a quarterly principal installment on the Term C Loans in an amount equal to one quarter of the following annual percentage reductions for each Fiscal Year set forth below of the sum of the Aggregate Outstanding Term C Loan Balance on March 31, 2004 plus the initial amount of each Incremental Term Loan:

Fiscal Year	Annual Percentage Reduction
2003	00.0%
2004	01.0%
2005	01.0%
2006	01.0%
2007	01.0%
2008	01.0%
2009	01.0%
2010	94.0% and all other unpaid principal amount of Term C Loans and unpaid Obligations accrued in connection with such Term C Loans

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The aggregate principal amount of each installment paid during any Fiscal Year on the Term C Loans shall in each case be an amount equal to the applicable annual percentage reduction set forth above with respect to such Fiscal Year, divided by the number of quarterly installments to be made during such Fiscal Year (with the last installment in Fiscal Year 2010, to be made on the Stated Term C Maturity Date, deemed a quarterly installment for purposes of this Section 2.08(a)).

(ii) The applicable Incremental Loan Amendment may provide for scheduled repayments of any Incremental Term Loans, subject to the requirements of the definition of Incremental Term Maturity Date.

(b) Application of Term C Loan Payments. Subject to Section 2.07(i), any payment made on Term C Loans pursuant to this Section 2.08, Section 2.06 or Section 2.07 shall be applied pro rata to each Bank’s Term C Loans in accordance with such Bank’s Term C Facility Percentage (and, in the case of a Bank with both Incremental Term Loans and Term C Loans that are not Incremental Term Loans, allocated ratably among such Bank’s Incremental Term Loans and Term C Loans that are not Incremental Term Loans).

(c) The Revolving Loans. Each Revolving Loan (including all Incremental Revolving Loans) shall mature, and the outstanding principal amount thereof shall be due and payable in full (together with all accrued and unpaid interest thereon) on the Maturity Date.

(d) All Obligations. The aggregate outstanding amount of all Loans, all Letter of Credit Borrowings, all fee and expenses and all other outstanding and unpaid Obligations shall be due and payable in full on December 31, 2010; except for Incremental Term Loans which shall be due and payable on the Incremental Term Maturity Date.

(e) Application of Revolving Loan Payments. Any payment made on Revolving Loans pursuant to this Section 2.08, Section 2.06, or Sections 2.07(b), (c), (d), or (e) shall be applied pro rata to each Bank’s Revolving Loans in accordance with such Bank’s Revolving Facility Percentage (and, in the case of a Bank with both Incremental Revolving Loans and Revolving Loans that are not Incremental Revolving Loans, allocated ratably among such Bank’s Incremental Revolving Loans and Revolving Loans that are not Incremental Revolving Loans).

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2.09 Fees. In addition to fees described in Section 3.08:

(a) Commitment Fees.

(i) The Borrower shall pay to the Administrative Agent for the ratable account of each Bank with a Revolving Commitment, on the last Business Day of each March, June, September and December and on the earlier of the Maturity Date and the date on which the Aggregate Revolving Commitment shall have been terminated in full, an aggregate commitment fee (the “Revolving Commitment Fee”) on the daily average amount of the Aggregate Available Revolving Commitment equal to 0.500% per annum for any period that the Consolidated Total Leverage Ratio as of the most recent Leverage Ratio Determination Date for such period is greater than or equal to 5.50 to 1.00 and 0.375% per annum for any period that the Consolidated Total Leverage Ratio as of the most recent Leverage Ratio Determination Date for such period is less than 5.50 to 1.00. The Revolving Commitment Fee shall begin to accrue on and after the Effective Date and shall cease to accrue on the earlier of the Maturity Date and the date on which the Aggregate Revolving Commitments shall have been terminated in full.

(ii) The Borrower shall pay to the Administrative Agent for the account of each Bank with an Incremental Revolving Commitment, on the last Business Day of each March, June, September and December and on the earlier of the Maturity Date and the date on which each Incremental Revolving Commitment of a Bank shall have been terminated in full, the Incremental Commitment Fee for each Incremental Revolving Commitment of such Bank on the daily average amount of each of such Bank’s aggregate unutilized Incremental Revolving Commitments. Each Incremental Commitment Fee shall begin to accrue on and after the date when the related Incremental Revolving Commitment shall have become effective hereunder and shall cease to accrue on the earlier of the Maturity Date and the date on which such Incremental Revolving Commitment shall have been terminated in full.

(b) Other Fees. The Borrower shall pay such other fees as have been, or may be, agreed upon between the Borrower and the Administrative Agent from time to time.

(c) Fees under Existing Mission Credit Agreement. Notwithstanding anything to the contrary in this Agreement, all fees which, as of the Effective Date, remain outstanding under the Existing Mission Credit Agreement will be due and payable on the first payment date scheduled for payment of such fees under this Agreement occurring after the Effective Date.

2.10 Computation of Fees and Interest.

(a) All computations of commitment fees, and of interest payable in respect of Base Rate Loans based upon the prime rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees

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and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) The Administrative Agent will promptly notify the Borrower and the Banks of each determination of the Eurodollar Rate; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin or the Incremental Margin relating thereto shall become effective as of the opening of business on the relevant date of such change. The Administrative Agent will promptly notify the Borrower and the Banks of the effective date and the amount of each such change; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder.

(c) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

2.11 Interest.

(a) Except as provided in Section 2.11(d) below, each Term C Loan and each Revolving Loan shall bear interest on the outstanding principal amount thereof from the Borrowing Date applicable thereto until it becomes due and payable at a rate per annum equal to the Base Rate, or the Eurodollar Rate, as selected by the Borrower from time to time pursuant to Sections 2.03 and 2.04, plus the Applicable Margin or Incremental Margin, as the case may be, with respect to the Base Rate and the Eurodollar Rate then in effect.

(b) Any change in the Applicable Margin or the applicable Incremental Margin due to a change in the Consolidated Total Leverage Ratio shall be effective on the applicable Adjustment Date and shall apply to all Loans that are outstanding at any time during the period commencing on such Adjustment Date and ending on the date immediately preceding the next Adjustment Date.

(c) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any portion of any Loan (excluding Base Rate Loans, which such interest shall be paid on the next occurring Interest Payment Date) for the portion of such Loans so prepaid. During the existence of any Event of Default, interest shall be paid on demand.

(d) If any amount of principal of or interest on any Loan, or any other regularly scheduled amount payable hereunder or under any other Loan Document, is not paid in full when due and payable (whether at stated maturity, by acceleration, demand or otherwise), after giving effect to any applicable grace periods, the Borrower shall pay interest (after as well as before judgment) on the principal amount of all outstanding Loans at the applicable rate per annum provided in this Section 2.11 plus 2%, and on all other amounts (including interest) at a rate per annum equal to the Base Rate plus 2%.

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(e) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

2.12 Payments by the Borrower.

(a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, drawings under Letters of Credit, fees and other amounts required hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off and shall, except as otherwise expressly provided with respect to drawings under Letters of Credit and elsewhere herein, be made to the Administrative Agent for the ratable account of the relevant Banks at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Dallas, Texas time) on the date specified herein. The Administrative Agent will promptly distribute to each relevant Bank its share, if any, of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 12:00 noon (Dallas, Texas time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue until such payment is deemed to have been received.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, subject to the provisions set forth in the definition of the term of “Interest Period” herein.

(c) Unless the Administrative Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Banks hereunder, that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent as required hereunder on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each relevant Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each relevant Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate as in effect for each such day.

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2.13 Payments by the Banks to the Administrative Agent.

(a) Unless the Administrative Agent shall have received notice from a Bank on the Effective Date or, with respect to each Borrowing after the Effective Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Administrative Agent for the account of the Borrower the amount of such Bank’s pro rata share of the applicable Commitments to which such Borrowing relates, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent as required hereunder on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrower such amount, such Bank shall immediately make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate from the date of such Borrowing to the date on which the Administrative Agent recovers such amount from such Bank. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this Section 2.13(a) shall be conclusive, absent manifest error. If such amount is so made available by the relevant Bank, such payment to the Administrative Agent shall constitute such Bank’s Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the next Business Day following such Borrowing Date, the Administrative Agent shall notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since such Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The obligations of the Banks hereunder to make Loans are several and not joint. The failure of any Bank to make any Loan committed to by such Bank on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make Loans committed to by such other Bank on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make Loans committed to be made by such other Bank on any Borrowing Date.

2.14 Sharing of Payments, etc.

(a) If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of Obligations relating to Revolving Loans and/or Term C Loans, as the case may be, owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Revolving Facility Percentage and/or Term C Facility Percentage, as applicable, such Bank shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other relevant Banks such participations in such Obligations relating to Revolving Loans and/or Term C Loans, as applicable, made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each such other Banks; provided, however, that

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if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other relevant Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s commitment percentage (according to the proportion of (x) the amount of such paying Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will in each case notify the relevant Banks following any such purchases.

(b) The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

2.15 Security Documents and Guaranty Agreements.

(a) All Obligations under this Agreement and all other Loan Documents shall be secured in accordance with the Security Documents.

(b) All Obligations under this Agreement and all other Loan Documents shall be unconditionally guaranteed by the Nexstar Entities pursuant to the Nexstar Guaranty of Mission Obligations and by any Subsidiaries of the Borrower pursuant to one or more Subsidiary Guaranty Agreements.

2.16 Procedure for Incremental Loan Requests.

(a) When the Borrower wishes to request one or more Banks or other financial institutions approved by the Administrative Agent (in each case, such approval not to be unreasonably withheld) to provide proposals for the providing of an Incremental Facility consisting of Incremental Revolving Loans or Incremental Term Loans to the Borrower, the Borrower may solicit requests from any such Banks or other financial institutions for the providing of (i) a commitment for an Incremental Revolving Loan (each, an “Incremental Revolving Commitment”) or an Incremental Term Loan (each, an “Incremental Term Commitment”), as the case may be, and (ii) as applicable to such Incremental Revolving Commitments or Incremental Term Commitments, (x) the upfront fee to be charged by such Banks or other financial institutions in connection with the providing of such Incremental Revolving Commitments or Incremental Term Commitments (any such upfront fee, each an “Incremental Upfront Fee”), (y) the commitment fee to be charged by such Banks or other financial institutions with respect to such Incremental Revolving Commitments or Incremental Term Commitments (any such commitment fee, each an “Incremental Commitment Fee”) and (z) the margins to be added by such Banks or other financial institutions to the Base Rate and the Eurodollar Rate for Loans made under such Incremental Revolving Commitment or Incremental Term Commitments (any such margin, an “Incremental Margin”). Upon the selection by

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the Borrower of Banks or other financial institutions, the Borrower shall promptly notify the Administrative Agent of the Banks or other financial institutions selected and the amount of the Incremental Revolving Commitments and/or Incremental Term Commitments, the Incremental Upfront Fee, Incremental Commitment Fee and the Incremental Margin as agreed upon by the Borrower and such Banks or other financial institutions; provided, that if such Incremental Margin for Incremental Revolving Loans is greater than the margin set forth for Revolving Loans in the definition of “Applicable Margin” contained in Section 1.01, or if such Incremental Commitment Fees are greater than the Revolving Commitment Fee set forth in Section 2.09(a), the Incremental Loan Amendment pursuant to which such proposed Incremental Commitments are to be made available shall not become effective unless the prior written consent of the Majority Banks has been obtained, and provided, further, that if, pursuant to an Incremental Loan Amendment, any net yield for the related Incremental Term Loans is in excess of 25 basis points above the comparable margin set forth for Term C Loans in the definition of “Applicable Margin” contained in Section 1.01, the Applicable Margin for outstanding Term C Loans shall automatically be increased to any extent required so that the margin applicable thereto is 25 basis points less than the margin for such Incremental Term Loans without any action or consent of the Borrower, the Administrative Agent or any Bank.

(b) Notwithstanding anything to the contrary contained herein, it is understood and agreed that (i) there shall be no more than (x) five different Incremental Margins in effect in respect of all Incremental Loans and (y) five different Interest Periods in effect in respect of all Loans (including Incremental Loans) which are Eurodollar Loans; and (ii) if no Incremental Margin is agreed upon, with respect to any given Incremental Facility, then the Incremental Margin shall be deemed to be (x) the Applicable Margin for Revolving Loans (other than Incremental Revolving Loans) as in effect from time to time if the commitment is an Incremental Revolving Commitment or (y) the Applicable Margin for Term C Loans (other than Incremental Term Loans) as in effect from time to time if the commitment is an Incremental Term Commitment.

(c) From time to time, the Borrower and the Banks shall furnish such information to the Administrative Agent as the Administrative Agent may request relating to the providing of an Incremental Loan, including the amounts, interest rates, and dates of Borrowings thereof, for purposes of the allocation of amounts received from the Borrower for payment on all amounts owing hereunder.

ARTICLE III.

LETTERS OF CREDIT

3.01 Letter of Credit Subfacility.

(a) Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees in reliance upon the agreements of the other Banks set forth in this Article III, (A) from time to time, on any Business Day during the period from the Effective Date to the date which is 30 days prior to the Maturity Date to issue Letters of Credit for the account

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of the Borrower and its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(b) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks with Revolving Commitments severally agree to participate in such Letters of Credit; provided however that the Issuing Bank shall not issue any Letter of Credit if as of the date of, and after giving effect to, the issuance of such Letter of Credit, (x) the aggregate amount of all Letter of Credit Obligations plus the aggregate principal amount of all Revolving Loans made under the Revolving Commitments shall exceed the Aggregate Revolving Commitment or (y) the Letter of Credit Obligations shall exceed the Letter of Credit Commitment.

(b) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(ii) the Issuing Bank has received written notice from any Bank, the Administrative Agent or the Borrower on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit (x) is more than one year after the date of issuance, unless the Majority Banks and the Issuing Bank have approved such expiry date in writing or (y) is later than the Maturity Date for Revolving Loans;

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Bank, or the issuance of a Letter of Credit shall violate one or more policies of the Issuing Bank;

(v) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

(vi) such Letter of Credit is in a face amount less than $20,000 or to be denominated in a currency other than Dollars.

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3.02 Procedures for Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be issued upon (x) the irrevocable written request of the Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Administrative Agent) at least four Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance and (y) approval by the Administrative Agent of such request. Each request by the Borrower for issuance of a Letter of Credit shall be by facsimile, confirmed promptly in an original writing, in the form of a Letter of Credit Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require.

(b) From time to time while a Letter of Credit is outstanding and prior to the Maturity Date for Revolving Loans, the Issuing Bank will, upon the written request of the Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, upon approval by the Administrative Agent of such request amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing, made in the form of a Letter of Credit Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(c) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Maturity Date for Revolving Loans, at the option of the Borrower and upon the written request of the Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Administrative Agent) at least five days (or such

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shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing, in the form of a Letter of Credit Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to renew any Letter of Credit if the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of the Borrower, the Issuing Bank shall not have received any Letter of Credit Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to be renewed, and the Borrower and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received a Letter of Credit Amendment Application from the Borrower requesting such renewal.

(e) This Agreement shall control in the event of any conflict with any Letter of Credit Related Document (other than any Letter of Credit, the provisions of which shall control in any event).

(f) The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

3.03 Participations, Drawings and Reimbursements.

(a) Immediately upon the issuance of each Letter of Credit, each Bank with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Commitment Percentage of such Bank multiplied by (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Borrower. The Borrower shall reimburse the Issuing Bank on the same date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Disbursement Date”), in an amount equal to the amount so paid by the Issuing Bank, provided that if such drawing occurs after 11:00 A.M. (Dallas, Texas time) the Disbursement Date shall be

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deemed to be the Business Day following the date of such drawing. In the event the Borrower shall fail to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 11:00 A.M. (Dallas, Texas time) on the Disbursement Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Loans consisting of Base Rate Revolving Loans be made by the Banks with Revolving Commitments (and hereby irrevocably consents to such deemed request) pursuant to Section 2.01(b) to be disbursed on the Disbursement Date under such Letter of Credit, subject to the amount of the Aggregate Available Revolving Commitment and subject to the conditions set forth in Section 5.03. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Bank (including the Bank acting as Issuing Bank) which has a Revolving Commitment shall upon receipt of any notice pursuant to Section 3.03(b) make available to the Administrative Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon each participating Bank with Revolving Commitments shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Revolving Loan to the Borrower in that amount. If any Bank so notified shall fail to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s Revolving Commitment Percentage of the amount of the drawing by no later than 1:00 P.M. (Dallas, Texas time) on the Disbursement Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Disbursement Date to the date such Bank makes such payment, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during the period commencing on the later of the Disbursement Date and the date such Bank receives notice of the Disbursement Date prior to 1:00 P.M. (Dallas, Texas time) on such date and ending on the date three Business Days thereafter and (ii) thereafter at the Base Rate as in effect from time to time. The Administrative Agent will promptly give notice of the occurrence of a Disbursement Date, but failure of the Administrative Agent to give any such notice on a Disbursement Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03. A certificate of the Issuing Bank to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) With respect to any unreimbursed drawing which is not converted into Revolving Loans consisting of Base Rate Revolving Loans to the Borrower in whole or in part because the Aggregate Available Revolving Commitment is less than such unreimbursed drawing or because of the Borrower’s failure to satisfy the conditions set forth in Section 5.03, the Borrower shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of such drawing, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base

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Rate Loans plus, in the case of any Letter of Credit Borrowing outstanding after the Disbursement Date, 2% per annum, and each Bank’s payment to the Issuing Bank pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing.

(e) The obligation of each Bank with a Revolving Commitment to make Revolving Loans or fund its participation in any Letter of Credit Borrowing, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a Letter of Credit Borrowing shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of funds from the Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank’s participation in the Letter of Credit pursuant to Section 3.03, or (ii) in payment of interest on amounts described in clause (i), the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank’s Revolving Commitment Percentage of such funds, and the Issuing Bank shall receive the amount of the Revolving Commitment Percentage of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

(b) If the Administrative Agent or the Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any similar official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Administrative Agent for the account of the Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Revolving Commitment Percentage of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

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3.05 Role of the Issuing Bank.

(a) Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) The Issuing Bank, any Agent-Related Person and its correspondents, participants and assignees shall not be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Majority Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit Related Document.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. The Issuing Bank, any Agent-Related Person and its correspondents, participants and assignees shall not be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves was caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The obligations of the Borrower under this Agreement and any Letter of Credit Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any Letter of Credit Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other Letter of Credit Related Document under all circumstances, including the following: (a) any lack of validity or enforceability of this Agreement or any Letter of Credit Related Document; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Related Documents; (c) the existence of any

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claim, set-off, defense or other right that any Credit Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any other Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit Related Documents or any unrelated transaction; (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; (f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

3.07 Cash Collateral Pledge. Upon (a) the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing hereunder, or (ii) if, as of the Maturity Date for Revolving Loans, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of a Default or Event of Default or (c) the occurrence of the circumstances described in Section 2.07(a)(ii) requiring the Borrower to Cash Collateralize Letters of Credit, then the Borrower shall immediately Cash Collateralize the Letter of Credit Obligations in an amount equal to the Letter of Credit Obligations (or in the case of clause (c) above, the excess amount required pursuant to Section 2.07(a)(ii)) and such cash will be held as security for all Obligations of the Borrower to the Banks hereunder in a cash collateral account to be established by the Administrative Agent, and during the existence of an Event of Default, the Administrative Agent may, upon the request of the Majority Banks, apply such amounts so held to the payment of such outstanding Obligations; provided that on a date upon which no Default or Event of Default exists and no Letter of Credit Obligations remain outstanding, the Administrative Agent, at the request and expense of the Borrower, will duly release the cash held hereunder as security in any cash collateral account and shall assign, transfer and deliver to the Borrower (without recourse and without any representation or warranty) such cash as is then being released and has not theretofore been released pursuant to this Agreement.

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3.08 Letter of Credit Fees.

(a) The Borrower shall pay to the Administrative Agent (for the account of each Bank with a Revolving Commitment) a letter of credit fee with respect to each Letter of Credit issued and outstanding hereunder equal to the Applicable Margin for Eurodollar Loans (as in effect from time to time during the period of calculation thereof), computed on the average daily maximum amount available to be drawn on each Letter of Credit outstanding for the relevant period. Such Letter of Credit fee shall be due and payable in arrears on each Interest Payment Date for Base Rate Loans.

(b) The Borrower shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit issued by the Issuing Bank equal to 0.25% per annum of the entire amount available to be drawn from time to time under each such issued Letter of Credit. Such Letter of Credit fronting fee shall be due and payable in arrears on each Interest Payment Date for Base Rate Loans.

(c) The Borrower shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

3.09 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

3.10 Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

ARTICLE IV.

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Subject to Section 4.01(h), any and all payments by a Credit Party to any Bank or the Administrative Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, as the case may be, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Person’s net income by the jurisdiction under the laws of which such Person is organized or has its principal office or

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maintains a Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 4.01(h), the Borrower shall indemnify and hold harmless each Bank, each Agent and Agent-Related Person for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under Section 4.01(d)) paid by such Bank or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

(d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then, subject to Section 4.01(h):

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01(d)) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions; and

(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(f) Each Bank which is organized under the laws of a jurisdiction outside the United States agrees that:

(i) it shall, no later than the Effective Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 12.07 after the Effective Date, the date upon which such Bank becomes a party hereto) deliver to the Borrower through the Administrative Agent two accurate and complete signed originals of Internal Revenue Service Form W-8BEN or any successor thereto (“Form W-8BEN”), or two accurate and complete signed originals of Internal Revenue Service Form W-8ECI or any successor thereto (“Form W-8ECI”), as appropriate,

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in each case indicating that such Bank is on the date of delivery thereof entitled to receive all payments under this Agreement free from withholding of United States Federal income tax;

(ii) if at any time such Bank makes any changes, including a change of a Lending Office or its principal office, place of incorporation or fiscal residence, necessitating a new Form W-8BEN or Form W-8ECI, it shall, to the extent it is legally entitled to do so, promptly deliver to the Borrower through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form W-8BEN or Form W-8ECI, as appropriate, in each case indicating that such Bank is on the date of delivery thereof entitled to receive all payments under this Agreement free from withholding of United States Federal income tax;

(iii) it shall, to the extent it is legally entitled to do so, before or promptly after the occurrence of any event, including the passing of time but excluding any event mentioned in Section 4.01(f)(ii), requiring a change in or renewal of the most recent Form W-8BEN or Form W-8ECI previously delivered by such Bank, deliver to the Borrower through the Administrative Agent two accurate and complete original signed copies of Form W-8BEN or Form W-8ECI in replacement for the forms previously delivered by such Bank indicating that such Bank continues to be entitled to receive all payments under this Agreement free from any withholding of any United States Federal income tax;

(iv) it shall, to the extent it is legally entitled to do so, promptly upon the Borrower’s or the Administrative Agent’s reasonable request to that effect, deliver to the Borrower or the Administrative Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank’s complete exemption from withholding on all payments under this Agreement;

(v) if such Bank claims or is entitled to claim exemption from withholding tax under a United States tax treaty by providing a Form W-8ECI and such Bank sells or grants a participation of all or part of its rights under this Agreement, such Bank shall notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner under this Agreement. To the extent of this percentage amount, the Administrative Agent shall treat such Bank’s Form W-8ECI as no longer in compliance with this Section 4.01(f). In the event a Bank claiming exemption from United States withholding tax by filing Form W-8BEN with the Administrative Agent sells or grants a participation in its rights under this Agreement, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code; and

(vi) without limiting or restricting any Bank’s right to increased amounts under Section 4.01(d) from the Borrower upon satisfaction of such Bank’s obligations under the provisions of this Section 4.01(f), if such Bank is

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entitled to a reduction in the applicable withholding tax, the Administrative Agent may (but shall not be obligated to) withhold from any interest to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other administrative documentation required by Section 4.01(f)(i) are not delivered to the Administrative Agent, then the Administrative Agent shall withhold from any interest payment to a Bank not providing such forms or other documentation, an amount equivalent to the applicable withholding tax and in addition, the Administrative Agent shall also withhold against periodic payments other than interest payments to the extent United States withholding tax is not eliminated by obtaining Form W-8BEN or Form W-8ECI. The Borrower shall indemnify and hold harmless the Administrative Agent and each of its officers, directors, employees, counsel, agents and attorney-in-fact, on an after tax basis, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind whatsoever incurred as a result of or in connection with the Administrative Agent’s failure to withhold as provided pursuant to the preceding sentence, unless such failure constitutes gross negligence or willful misconduct of the Administrative Agent itself as the same is determined by a final judgment of a court of competent jurisdiction and the obligations in this sentence shall survive payment of all other Obligations.

(g) The Borrower will not be required to pay any additional amounts in respect of Taxes imposed by the United States Federal government pursuant to Sections 4.01(a) or 4.01(d) to any Bank:

(i) if and to the extent the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under Section 4.01(f) in respect of its Lending Office;

(ii) if such Bank shall have delivered to the Borrower a Form W-8BEN in respect of its Lending Office pursuant to Section 4.01(f)(i)-(iii) or such other forms or similar documentation pursuant to Section 4.01(f)(iv), to the extent such Bank shall not at any time be entitled to exemption from all withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN or such other forms or similar documentation; or

(iii) if such Bank shall have delivered to the Borrower a Form W-8ECI in respect of its Lending Office pursuant to Section 4.01(f)(i)-(iii) or such other forms or similar documentation pursuant to Section 4.01(f)(iv), to the extent such Bank shall not at any time be entitled to exemption from all deductions or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other

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than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI or such other forms or similar documentation.

(h) Each Bank agrees that it shall, at any time upon reasonable advance request in writing by the Borrower or the Administrative Agent, promptly deliver such certification or other documentation as may be required under the law or regulation in any applicable jurisdiction and which such Bank is entitled to submit to avoid or reduce withholding taxes on amounts to be paid by the Borrower and received by such Bank pursuant to this Agreement or any other Loan Document.

(i) The Borrower shall indemnify each Bank, each Agent and each Agent-Related Person, to the extent required by this Section 4.01, within 30 days after receipt of written request from such Bank or the Administrative Agent thereof accompanied by a written statement describing in reasonable detail the Taxes or Other Taxes that are the subject of the basis for such indemnity and the computation of the amount payable.

(j) If a Bank or the Administrative Agent shall become aware that it is entitled to claim a refund of any withholding Taxes or Other Taxes paid by the Borrower under this Section 4.01 from the taxing authority imposing such Taxes or Other Taxes, such Bank or the Administrative Agent, as the case may be, shall, at the expense of the Borrower, use reasonable efforts to obtain such refund and upon receipt thereof, shall promptly pay to the Borrower the amount so received.

(k) If the Borrower is required to pay additional amounts to any Bank or the Administrative Agent pursuant to Section 4.01(d), then such Bank shall, upon the Borrower’s request, use its reasonable best efforts (consistent with policy considerations of such Bank) to change the jurisdiction of its Lending Office so as to reduce or eliminate any such additional payment which may thereafter accrue if such change in the reasonable judgment of such Bank is not otherwise disadvantageous to such Bank.

(l) Each Bank agrees that it will (i) take all reasonable actions reasonably requested by the Borrower (consistent with policy considerations by such Bank) to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver), and (ii) to the extent reasonable, otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 4.01, in any case described in the preceding clauses (i) and (ii), however, only if such action or cooperation is not disadvantageous to such Bank in the reasonable judgment of such Bank.

4.02 Illegality.

(a) If any Bank shall determine that (i) the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration thereof, has made it unlawful, or (ii) any central bank or other Governmental Authority

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has asserted that it is unlawful for any Bank or its Lending Office, to make a Eurodollar Loan or to convert any Base Rate Loan to a Eurodollar Loan, then, on notice thereof by such Bank to the Borrower through the Administrative Agent, the obligation of such Bank to make or convert any such Loans shall be suspended, and any such Loan to be made or continued by such Bank shall instead be made or continued as a Base Rate Loan, until such Bank shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Bank shall determine that it is unlawful to maintain any Eurodollar Loan, all Eurodollar Loans of such Bank then outstanding shall be automatically converted to Base Rate Loans, either on the last day of the Interest Period thereof if such Bank may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Loans, and the Borrower shall pay any amounts required to be paid in connection therewith pursuant to Section 4.04.

(c) Before giving any notice to the Administrative Agent pursuant to this Section 4.02, the affected Bank shall designate a different Lending Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Bank, be illegal, inconsistent with the policies of such Bank or otherwise disadvantageous to such Bank.

4.03 Increased Costs and Reduction of Return.

(a) If any Bank or the Issuing Bank shall determine that, due to either (i) the introduction of or any change in or in the interpretation or administration of any law or regulation (other than any law or regulation relating to taxes, including those relating to Taxes or Other Taxes) after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the Effective Date, there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in any Letter of Credit Obligations, or any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Bank or the Issuing Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank or the Issuing Bank, additional amounts as are sufficient to compensate such Bank or the Issuing Bank for such increased costs.

(b) If any Bank or the Issuing Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation after the Effective Date, (ii) any change in any Capital Adequacy Regulation after the Effective Date, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the Effective Date, or (iv) compliance by any Bank (or its Lending Office) or the Issuing Bank, as the case may be, or any corporation controlling such Bank or the Issuing

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Bank, as the case may be, with any Capital Adequacy Regulation adopted after the Effective Date, affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and (taking into consideration such Bank’s, the Issuing Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s, the Issuing Bank’s or such corporation’s desired return on capital) determines that the amount of such capital is (or is required to be) increased as a consequence of its Commitments, Loans, participations in Letters of Credit, or obligations under this Agreement, then, upon demand of such Bank or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall be liable for and shall immediately pay to such Bank or the Issuing Bank, from time to time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank for such increase.

4.04 Funding Losses. The Borrower shall reimburse each Bank and hold each Bank harmless from any loss, cost or expense (other than loss of margin) which such Bank may sustain or incur as a consequence of: (a) any failure by the Borrower to make any payment of principal of any Eurodollar Loan (including payments made after any acceleration thereof); (b) any failure by the Borrower to borrow a Eurodollar Loan or continue a Eurodollar Loan when such Eurodollar Loan is due and payable or convert a Base Rate Loan to a Eurodollar Loan after the Borrower has given a Notice of Borrowing, or a Notice of Conversion/Continuation as the case may be; (c) any failure by the Borrower to make any prepayment of a Eurodollar Loan after the Borrower has given a notice in accordance with Section 2.06; or (d) any payment or prepayment (including pursuant to Section 2.06 or 2.07 or after acceleration thereof) of any Eurodollar Loan for any reason whatsoever on a day which is not the last day of the Interest Period with respect thereto; including in each case any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Eurodollar Loan hereunder or from fees payable to terminate the deposits from which such funds were obtained.

4.05 Inability to Determine Rates. Notwithstanding anything to the contrary contained in this Agreement, if, in relation to any proposed Eurodollar Loan, (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) that by reason of circumstances affecting the interbank markets adequate and fair means do not exist for ascertaining the Eurodollar Rate to be applicable to such Eurodollar Loan or (b) the Administrative Agent shall have received notice from the Majority Banks that the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such affected Interest Period, then, the obligation of the Banks to make, continue or maintain Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans shall be suspended until the Administrative Agent upon the instruction of the Majority Banks, as applicable, revokes such notice in writing. If, notwithstanding the provisions of this Section 4.05, any Bank has made available to the Borrower its pro rata share of any such proposed Eurodollar Loan, then the Borrower shall immediately repay the amount so made available to it by such Bank, together with accrued interest thereon, if any, or shall convert such proposed Eurodollar Loan to a Base Rate Loan.

4.06 Reserves on Eurodollar Loans. The Borrower shall pay to each Bank, if and as long as such Bank shall be required under regulations of the Federal Reserve Board to maintain

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reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Loan equal to actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Bank. If a Bank fails to give such notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days after receipt by the Borrower of such notice.

4.07 Certificates of Banks. Any Bank (including the Issuing Bank) claiming reimbursement or compensation pursuant to this Article IV shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Person hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

4.08 Change of Lending Office, Replacement Bank.

(a) Each Bank agrees that upon the occurrence of an event giving rise to the operation of Section 4.02 or 4.03 with respect to such Bank, it will if so requested by the Borrower, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such section; provided however that such designation would not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. Nothing in this Section 4.08(a) shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 4.02 or 4.03.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) upon the occurrence of any event that obligates the Borrower to pay any amount under Section 4.01 or giving rise to the operation of Section 4.02 or Section 4.03 with respect to any Bank or (ii) as provided in Section 12.01(b) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Majority Banks, the Borrower shall have the right, if no Default or Event of Default then exists or will exist immediately after giving effect to the respective replacement, to replace such Bank (the “Replaced Bank”) by designating another Bank or an Eligible Assignee (such Bank or Eligible Assignee being herein called a “Replacement Bank”) to which such Replaced Bank shall assign, in accordance with Section 12.07 and without recourse to or warranty by, or expense to, such Replaced Bank, the rights and obligations of such Replaced Bank hereunder (except for such rights as survive repayment of the Loans), and, upon such assignment, such Replaced Bank shall no longer be a party hereto or have any rights hereunder and such Replacement Bank shall succeed to the rights and obligations of such Replaced Bank hereunder. The Borrower shall pay to such Replaced Bank in same day funds on the date of replacement all interest, fees and other amounts then due and owing such Replaced Bank by the Borrower hereunder to and including the

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date of replacement, including, without limitation, costs incurred under Sections 4.01, 4.02 and/or 4.03.

4.09 Survival. The agreements and obligations of the Borrower set forth in this Article IV shall survive the payment of all other Obligations.

ARTICLE V.

CONDITIONS PRECEDENT

5.01 Conditions to the Effective Date. The occurrence of the Effective Date and the obligation of the Banks to make Loans and the Issuing Bank to issue Letters of Credit on the Initial Borrowing Date are subject to the receipt by the Administrative Agent prior to or concurrently with the occurrence of the Effective Date and the making of Loans and the issuance of Letters of Credit on the Initial Borrowing Date of each of the items set forth in this Section 5.01 in form and substance reasonably satisfactory to the Administrative Agent and the Banks and in sufficient copies for each Bank:

(a) Second Amended and Restated Credit Agreement. This Agreement duly executed and delivered by the Borrower, the Administrative Agent, the Syndication Agent, the Issuing Bank, each of the other Banks and by each of the other parties listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of a facsimile or other written confirmation from such party of execution of a counterpart of this Agreement by such party).

(b) Closing Certificates. A Closing Certificate of each Credit Party, dated the Effective Date, duly executed on such Credit Party’s behalf by a Responsible Officer and the Secretary or any Assistant Secretary of such Credit Party, together with:

(i) original certificates of existence and good standing, dated not more than 10 days prior to the Effective Date, from appropriate officials of each Credit Party’s respective state of incorporation or organization and certificates of good standing and authority to do business, dated not more than 10 days prior to Effective Date, from appropriate officials of any and all jurisdictions where each Credit Party’s property or business makes qualification to transact business therein necessary and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(ii) copies of Board Resolutions of each Credit Party approving the Loan Documents to which such Credit Party is a party and authorizing the transactions contemplated herein and therein, duly adopted at a meeting of, or by the unanimous written consent of, the Board of Directors of such Credit Party; and

(iii) a copy of all Charter Documents of each Credit Party. The articles/certificate of incorporation (or equivalent limited liability company document) of each Credit Party shall be accompanied by an original certificate

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issued by the Secretary of the State of incorporation or organization of such Credit Party, dated not more than 10 days prior to the Effective Date, certifying that such copy is correct and complete.

(c) Legal Opinions.

(i) An opinion of Drinker, Biddle & Reath LLP, counsel to the Borrower and/or an opinion of Kirkland & Ellis LLP, special counsel to the Credit Parties, each addressed to the Administrative Agent and the Banks, which opinions shall cover such matters incident to the transactions contemplated herein and in the other Loan Documents (including, but not limited to, the consummation of the Mission Reorganization and authorization to consummate the Kenos Merger (other than FCC consent to the Kenos Merger) and related payment of Indebtedness of Mission Amarillo and VHR Broadcasting) as the Administrative Agent may reasonably request and shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) an opinion of FCC counsel to the Credit Parties addressed to the Administrative Agent and the Banks, which opinion shall cover such matters incident to the transactions contemplated herein and in the other Loan Documents (including, but not limited to, the consummation of the Mission Reorganization and authorization to consummate the Kenos Merger (other than FCC consent to the Kenos Merger)) as the Administrative Agent may reasonably request and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Certificates. A certificate of each Credit Party executed on such Credit Party’s behalf by a Responsible Officer of such Credit Party, dated as of the Effective Date, stating that:

(i) the representations and warranties of the Borrower contained in Article VI and the representations and warranties of the other Credit Parties set forth in the Loan Documents to which they are a party are true and correct on and as of such date, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(ii) no Default or Event of Default exists both before and after giving effect to any Borrowing or the issuance of any Letter of Credit on the Initial Borrowing Date; and

(iii) after giving effect to the initial Credit Event under this Agreement, no Mission Entity will have any Indebtedness outstanding except as shall be permitted under Section 8.05;

provided that such Closing Certificates will not be required for the Subsidiaries of the Borrower on the Effective Date but will be required on or prior to the 30th day after the

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Effective Date for any such Subsidiary that is not merged with and into the Borrower prior to such 30th day.

(e) Financial Statements.

(i) consolidated financial statements of the Mission Entities (exclusive of Kenos, VHR Broadcasting and Mission Amarillo) for Fiscal Years 2000, 2001 and 2002;

(ii) unaudited balance sheets and income statements VHR Broadcasting and Mission Amarillo for Fiscal Years 2000, 2001 and 2002;

(iii) unaudited quarterly financial statements for the Mission Entities (exclusive of Kenos, VHR Broadcasting and Mission Amarillo) for each fiscal quarter ending March 31, 2003, June 30, 2003 and September 30, 2003;

(iv) unaudited quarterly balance sheets and income statements for each of VHR Broadcasting and Mission Amarillo for each fiscal quarter ending March 31, 2003, June 30, 2003 and September 30, 2003;

(v) monthly financial statements for the Mission Entities (exclusive of Kenos, VHR Broadcasting and Mission Amarillo) for each month ending after the quarter described in clause (iii) above and at least 30 days prior to the Effective Date for which monthly statements were required to be delivered pursuant to the Existing Mission Credit Agreement;

(vi) monthly balance sheets and income statements for VHR Broadcasting and Mission Amarillo for each month ending after the quarter described in clause (iv) above and at least 30 days prior to the Effective Date; and

(vii) a consolidated balance sheet and income statement from each of the Mission Entities as of September 30, 2003, calculated on a Pro Forma Basis giving effect to the initial borrowings to be made under this Agreement, the refinancing of the loans under the Existing Mission Credit Agreement, the consummation of Mission Reorganization, the Kenos Merger, the Acquisition of WBAK and the payment or accrual of all fees and expenses payable in connection with the foregoing.

(f) Solvency Certificate. The Solvency Certificate.

(g) Information Certificate. The Information Certificate, containing information not otherwise provided in the Security Documents, which shall include information with respect to the assets of VHR Broadcasting, Mission Amarillo and Kenos.

(h) Guaranty Agreements and Security Documents. The Guaranty Agreements and the Security Documents, duly executed by a Responsible Party of the respective Credit Party.

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(i) Other Documents. Such other approvals, opinions or documents, including financing statements, as either Agent or any Bank may reasonably request.

5.02 Additional Conditions to the Effective Date. The occurrence of the Effective Date and the obligation of the Banks to make Loans and the Issuing Bank to issue Letters of Credit on the Initial Borrowing Date are subject to the satisfaction, prior to or concurrently with the occurrence of the Effective Date and the making of Loans and the issuance of Letters of Credit on the Initial Borrowing Date of the other conditions precedent set forth below, each in a manner reasonably satisfactory to the Administrative Agent and the Banks:

(a) Nexstar Credit Agreement. On or prior to the Effective Date, the Nexstar Borrower shall have entered into the Nexstar Credit Agreement and related loan documents, and shall have utilized the proceeds from same to incur up to $105,000,000 in Indebtedness to refinance the Indebtedness outstanding under the Existing Nexstar Credit Agreement (as defined in the Nexstar Credit Agreement), all on a basis which is satisfactory to the Administrative Agent and the Banks.

(b) No Restraints. There shall exist no judgment, order, injunction or other restraint which would prevent or delay the consummation of, or impose materially adverse conditions upon this Agreement and the other Loan Documents, the Nexstar Credit Agreement and related documents or any of the transactions contemplated in connection with any of the foregoing.

(c) Margin Regulations. All Loans made under this Agreement shall be in full compliance with all applicable Requirements of Law, including, without limitation, Regulations T, U and X of the Federal Reserve Board.

(d) Material Adverse Effect. Since September 30, 2003, there shall have occurred no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

(e) Fees. The Administrative Agent, the Issuing Bank and the other Banks shall have received (i) all fees and expenses that are due and payable on or before the Effective Date pursuant to this Agreement and any other Loan Document and (ii) an amount equal to the estimated fees and expenses of Winstead Sechrest & Minick P.C. incurred in connection with the preparation, examination, negotiation, execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated herein.

(f) Repayment, Repurchase, Cancellation and/or Modification of Certain Indebtedness. (i) All Indebtedness and all other obligations outstanding with respect to the Existing Mission Credit Agreement and all other Indebtedness not permitted by Section 8.05 shall have been paid or otherwise canceled or discharged in full, and all Liens created in connection therewith shall have been either terminated or assigned to the Administrative Agent for the benefit of the Banks, and (ii) the Administrative Agent shall have received satisfactory evidence that all of the foregoing has occurred.

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(g) Governmental and Third Party Approvals. All material Authorizations and third-party approvals (including, without limitation, all FCC Licenses and consents) necessary or appropriate in connection with this Agreement or the other Loan Documents, the Nexstar Loan Documents, the Mission Reorganization and the other transactions contemplated herein (other than approval by the FCC and other Persons of the acquisition of WBAK, which will be obtained prior to the acquisition thereof and the approval of the FCC of the Kenos Merger, which will be obtained prior to the consummation thereof, and other than as provided in Section 5.02(g) of the Nexstar Credit Agreement) and in the other Loan Documents shall have been obtained and shall be in full force and effect, and all applicable waiting periods (other than the objection period following the FCC order granting its consent to the Mission Reorganization, and other than as provided in Section 5.02(g) of the Nexstar Credit Agreement) shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on this Agreement, the other Loan Documents, the Nexstar Loan Documents, the Mission Reorganization or any of the other transactions contemplated herein or therein.

(h) All Proceedings Satisfactory. All corporate and other proceedings taken prior to or on the Effective Date in connection with this Agreement, the other Loan Documents and the transactions contemplated herein and all documents and evidences incident thereto shall be satisfactory in form and substance to the Banks, and the Banks shall have received such copies thereof and such other materials (certified, if requested) as they may have reasonably requested in connection therewith.

(i) Mission Reorganization.

(i) Not less than 10 days prior to the proposed consummation of the Mission Reorganization (or such shorter time period as agreed to by the Administrative Agent), the Administrative Agent shall have received a certificate of the Borrower executed on the Borrower’s behalf by a Responsible Officer of the Borrower and acceptable to the Administrative Agent listing

(A) all actions, suits, proceedings, claims or disputes pending or to the best knowledge each Mission Entity threatened at law, in equity, in arbitration or before any Governmental Authority, against Kenos, VHR Broadcasting, Mission Amarillo or any of their respective properties,

(B) all pending or, to the best knowledge of each Mission Entity, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan,

(C) all proposed or threatened tax assessments against Kenos, VHR Broadcasting or Mission Amarillo,

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(D) all Stations of Kenos, VHR Broadcasting or Mission Amarillo, FCC Licenses of Kenos, VHR Broadcasting or Mission Amarillo and the expiration dates of such FCC Licenses, to the extent not provided in the Information Certificate,

(E) all proceedings pending or are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses of Kenos, VHR Broadcasting or Mission Amarillo, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station of Kenos, VHR Broadcasting or Mission Amarillo or its operation, and

(F) all facts or circumstances which exist that could give rise to liabilities with respect to Hazardous Materials or any Environmental Law, and

(ii) the Borrower shall have delivered the Mission Merger Agreement and the Kenos Merger Agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel,

(iii) the Mission Entities shall have consummated the Mission Reorganization in accordance with the provisions of the Mission Merger Agreement or with such changes to the Mission Merger Agreement as are consented to by the Majority Banks, and

(iv) the Administrative Agent shall have received, in form and substance satisfactory to it, documentation evidencing a perfected, first priority security interest, in all partnership interests, capital stock and assets (of any kind or nature) owned by Mission Amarillo and Kenos (other than FCC licenses), subject to Permitted Liens.

5.03 Conditions to All Borrowings and the Issuance of Any Letters of Credit. The obligation of the Banks to make or convert any Loans agreed to be made by them hereunder and the obligation of the Issuing Bank to issue, renew or amend any Letter of Credit (including any initial Loans to be made or Letters of Credit to be issued on the Initial Borrowing Date) are subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance of a Letter of Credit, as applicable.

(a) Notice of Borrowing; Letter of Credit Application. The Administrative Agent (and the Issuing Bank, in the case of any issuance of Letter a Credit) shall have received, as applicable (i) a Notice of Borrowing in the case of Loans, as required under Section 2.03(a) or Section 2.03(b), as applicable, or (ii) in the case of any issuance of any Letter of Credit, a Letter of Credit Application, as required under Section 3.02 and/or (iii) a Notice of Conversion/Continuation, as required under Section 2.04.

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(b) Representations and Warranties. Each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such Borrowing Date or date of issuance of a Letter of Credit as if made on and as of such date, both before and after giving effect to the Credit Event requested to be made on such date and the proposed use of the proceeds thereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(c) No Default. No Default or Event of Default shall exist both before and after giving effect to the Credit Event requested to be made on such date and the proposed use of proceeds thereof.

(d) No Material Adverse Effect. Since the Effective Date, no events shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Each Notice of Borrowing or Letter of Credit Application submitted by the Borrower hereunder shall be deemed to constitute a representation and warranty by the Borrower hereunder, as of the date of each such Notice or Application and as of the date of the related Borrowing or issuance of a Letter of Credit, that the conditions set forth in Sections 5.03(b), (c) and (d) are satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Syndication Agent and the Banks to enter into this Agreement and to make the Loans and to issue Letters of Credit, the Borrower both as to itself and as to its Subsidiaries hereby makes the following representations and warranties to the Administrative Agent, the Syndication Agent and each Bank:

6.01 Existence; Compliance with Law. Each Mission Entity (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the corporate, limited liability company or partnership power and authority, legal right and all governmental licenses, authorizations, consents and approvals to own (or hold under lease) and operate its property or assets and conduct the business in which it is currently engaged except, with respect only to such legal right and governmental licenses, authorizations, consents and approvals, where the failure to possess any such legal right or governmental license, authorization, consent or approvals could not reasonably be expected to have a Material Adverse Effect; (c) has the corporate, limited liability company or partnership power and authority, legal right and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (d) is duly qualified to do business as a foreign entity, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the nature or conduct of its business requires such qualification or license, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect; and (e) is in compliance, in all material respects, with all Requirements of Law.

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6.02 Corporate, Limited Liability Company or Partnership Authorization; No Contravention. The execution, delivery and performance by each Mission Entity of this Agreement and any other Loan Document to which such Mission Entity is a party have been duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, of such Mission Entity and do not and will not: (a) contravene any terms of the Charter Documents of such Mission Entity; (b) conflict with or result in any breach or contravention of, constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate any material Contractual Obligation of any Mission Entity and will not result in, or require, the creation of any Lien on any of their respective properties or any revenues, income or profits therefrom, whether now owned or hereafter acquired pursuant to any Requirement of Law or Contractual Obligation (other than pursuant to the Security Documents) to which such Mission Entity is a party or any order, injunction, writ or decree of any Governmental Authority to which such Mission Entity or its property is subject; or (c) violate any Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or in respect of, or notice to, or filing with (or approvals required under state blue sky securities laws) any Governmental Authority or any other Person is necessary or required in connection with the Borrowings to be made hereunder or with the execution, delivery or performance by, or enforcement against, any Mission Entity of this Agreement or any other Loan Document, except that (i) certain of the Loan Documents may have to be filed with the FCC after the Effective Date and (ii) the prior approval of the FCC may be required for the Banks to exercise certain of their rights with respect to the Stations.

6.04 Binding Effect. This Agreement and each other Loan Document to which any Mission Entity is a party constitutes the legal, valid and binding obligation of such Mission Entity to the extent such Mission Entity is a party thereto, enforceable against such Mission Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability.

6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Mission Entity, threatened at law, in equity, in arbitration or before any Governmental Authority, against any Mission Entity or any of their respective properties or assets which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) as to which there is a reasonable possibility of an adverse determination, that if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that any transaction provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or will result from the incurring of any Obligations by any Mission Entity. No Mission Entity is in default under or with respect to any Contractual Obligation in any respect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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6.07 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service or (ii) has been recently established and has not received such a determination letter and such Plan complies with the requirements of Section 401(a) of the Code; and to the best knowledge of each Mission Entity nothing has occurred which would cause the loss of such qualification or the revocation of such determination letter.

(b) There are no pending or, to the best knowledge of each Mission Entity, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted, or could reasonably be expected to result, in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

(d) As of the date hereof, no Pension Plan has an Unfunded Pension Liability.

(e) No Mission Entity and no ERISA Affiliate has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan.

(f) No Mission Entity and no ERISA Affiliate has incurred nor reasonably expects to incur any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

(g) No Mission Entity and no ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.08 Use of Proceeds; Margin Regulations. No Mission Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan have been or will be used by any Mission Entity, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board including Regulations U and X. If requested by any Bank or the Administrative Agent, each Credit Party will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

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6.09 Ownership of Property; Intellectual Property.

(a) Each Mission Entity has good record and indefeasible title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, a valid leasehold interest in, or a valid right to use, all its other property and assets which are material to the operations of its businesses, in each case subject only to Permitted Liens. All Mortgaged Properties of the Mission Entities are listed on Schedule 6.09.

(b) (i) Each Mission Entity has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect and (ii) each Mission Entity enjoys peaceful and undisturbed possession under all such leases under which it is a tenant, in each case except where the failure to comply or to enjoy such possession, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) As of the date of this Agreement, (i) no Mission Entity has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property owned by such Mission Entity or any sale or disposition thereof in lieu of condemnation and (ii) no Mission Entity is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any of its Real Property or any interest therein.

(d) Each Mission Entity owns, or otherwise has the right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (“Intellectual Property”) necessary for the conduct of its business as currently conducted except for those which the failure to own or have the right to use, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Mission Entity know of any valid basis for any such claim. Except for such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Mission Entity, the use of such Intellectual Property by such Mission Entity does not infringe on the rights of any Person.

6.10 Taxes. Each Mission Entity has filed all federal and other material tax returns and reports required to be filed and paid the tax thereon shown to be due, and has paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Mission Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.11 Financial Statements. All balance sheets, statements of operations and other financial data which have been or shall hereafter be furnished to the Administrative Agent and/or

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the Banks for purposes of or in connection with this Agreement or any transaction contemplated hereby (including, without limitation, the Compliance Certificate delivered to the Administrative Agent pursuant to the Existing Mission Credit Agreement for the Fiscal Quarter ended September 30, 2003 do and will present fairly, in all material respects, the financial condition of the Mission Entities involved as of the dates thereof and the results of their operations for the period(s) covered thereby, and all such balance sheets, statements of operations and other financial statements have been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of complete footnote disclosure). No Mission Entity has any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in its financial statements or in the schedules or notes thereto and which would be required by GAAP to be disclosed therein (or in the notes and schedules thereto). Since September 30, 2003, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

6.12 Securities Law, etc.; Compliance. All transactions contemplated by this Agreement and the other Loan Documents comply in all material respects with (a) Regulations T, U and X of the Federal Reserve Board and (b) all other applicable laws and any rules and regulations thereunder, except where the failure to comply, in the case of this clause (b), could not reasonably be expected to have a Material Adverse Effect.

6.13 Governmental Regulation. No Mission Entity is an “investment company” within the meaning of the Investment Company Act of 1940 or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935. No Mission Entity is subject to regulation under any other federal or state statute or regulation which limits its ability to incur Indebtedness or Guaranty Obligations under this Agreement or any other Loan Document.

6.14 Accuracy of Information. All factual information (excluding, in any event, financial projections) heretofore or contemporaneously herewith furnished by or on behalf of any Mission Entity in writing to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all other such factual information hereafter furnished by or on behalf of any Mission Entity to the Administrative Agent or any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information, in the light of the circumstances existing at the time such information was delivered, not misleading.

6.15 Hazardous Materials. No Mission Entity has caused or permitted any Hazardous Material to be disposed of or otherwise released, to its best knowledge, either from, on or under any property currently or formerly legally or beneficially owned or operated by, or otherwise used by such Mission Entity, in any manner which has had or is reasonably likely to have, a Material Adverse Effect. To the best knowledge of each Mission Entity, no such property has ever been used as a dump site or storage site for any Hazardous Materials or otherwise contains or contained Hazardous Materials which usage has had or is reasonably likely to have, a Material

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Adverse Effect. The failure, if any, of any Mission Entity, in connection with their current and former properties or their businesses, to be in compliance with any Environmental Law or to obtain any permit, certificate, license, approval and other authorization under such Environmental Laws has not had, and is not reasonably expected to have, a Material Adverse Effect. No Mission Entity has entered into, has agreed to or is subject to any judgment, decree or order or other similar requirement of any Governmental Authority under any Environmental Law, including without limitation, relating to compliance or to investigation, cleanup, remediation or removal of Hazardous Materials, which has had, or is reasonably expected to have, a Material Adverse Effect. No Mission Entity has contractually assumed any liabilities or obligations under any Environmental Law which assumption has had, or is reasonably expected to have, a Material Adverse Effect. There are no facts or circumstances which exist that could give rise to liabilities with respect to Hazardous Materials or any Environmental Law, which have had, or are reasonably expected to have, a Material Adverse Effect.

6.16 FCC Licenses.

(a) Each Mission Entity holds such validly issued FCC licenses and authorizations as are necessary to operate their respective Stations as they are currently operated (collectively, the “FCC Licenses”), and each such FCC License is in full force and effect. The Stations of each Mission Entity and the FCC Licenses of each Mission Entity as of the Effective Date are listed on Schedule 6.16, and each of such FCC Licenses has the expiration date indicated on Schedule 6.16.

(b) No Mission Entity has knowledge of any condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Station in question. Each Station has been and is being operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable to it and the rules and regulations of the FCC and the Communications Act of 1934, as amended (the “Communications Act”).

(c) No proceedings are pending or are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station or its operation, other than any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and proceedings affecting the television broadcasting industry in general.

(d) All reports, applications and other documents required to be filed by the Mission Entities with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct and complete in all respects, except where the failure to make such timely filing or any inaccuracy therein could not reasonably be expected to have a Material Adverse Effect, and no Mission Entity has knowledge of any matters which could reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition on any Mission Entity of any material fines or forfeitures by the FCC, or which could reasonably

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be expected to result in the revocation, rescission, reversal or modification of any Station’s authorization to operate as currently authorized under the Communications Act and the policies, rules and regulations of the FCC.

(e) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operations. The Borrower has delivered to the Banks true and complete copies of all FCC Licenses (including any and all amendments and other modifications thereto), all pending applications relating thereto and all orders and other documents issued by the FCC authorizing the Acquisition of WBAK, if any.

6.17 Subsidiaries; Capital Stock. No Mission Entity has any Subsidiaries except, on the date hereof, those Subsidiaries which are identified in Schedule 6.17 and, thereafter, those Subsidiaries identified as to be formed or Acquired in Schedule 6.17 or in any Guaranty Supplement and those Subsidiaries permitted to be formed or Acquired in compliance with the terms hereof.

6.18 Solvency. As of the date on which this representation and warranty is made or deemed made, each Mission Entity is Solvent on a consolidated and consolidating basis, both before and after giving effect to any transaction with respect to which this representation and warranty is being made and to the incurrence of all Indebtedness, Guarantee Obligations and other obligations incurred on such date in connection herewith and therewith.

6.19 Labor Controversies. There are no labor controversies pending or, to the best knowledge of each Mission Entity, threatened against any Mission Entity which could reasonably be expected to have a Material Adverse Effect.

6.20 Security Documents.

(a) Each of the Pledge Agreement and the Smith Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Banks, a legal, valid and enforceable security interest in the Pledged Collateral and the Lien granted pursuant to the Pledge Agreement and the Smith Pledge Agreement constitutes a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor or pledgors thereunder in such Pledged Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

(b) The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Banks, a legal, valid and enforceable security interest in the Security Agreement Collateral and proceeds thereof and the Lien granted pursuant to the Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantor or grantors thereunder in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

6.21 Network Affiliation Agreements. Set forth on Schedule 6.21 hereto is a list, as of the Effective Date, of each effective Network Affiliation Agreement and the expiration date therefor.

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6.22 Condition of Stations. All of the material properties, equipment and systems of each Mission Entity and the Stations are, and all material properties, equipment and systems to be added in connection with any contemplated Station expansion or construction will be, in condition which is sufficient for the operation thereof in accordance with past practice of the Station in question and are and will be in compliance with all applicable standards, rules or requirements imposed by (a) any governmental agency or authority including without limitation the FCC and (b) any FCC License, in each case except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.23 Tax Shelter Regulations. The Mission Entities do not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4). If any of the Mission Entities determines to take any action inconsistent with such intention, the Borrower will promptly notify the Administrative Agent thereof. The Borrower acknowledges that the Administrative Agent and/or one or more of the Banks may treat the Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or 301.6112-1, and the Administrative Agent and such Bank or Banks, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

6.24 Information Certificate. As of the Effective Date, the information contained in the Information Certificate is true, accurate and complete in all respects, and thereafter the Information Certificate, together with all other such information hereafter furnished by or on behalf of any Mission Entity to the Administrative Agent reflecting any changes or additions to the Information Certificate, shall be true, accurate and complete in all respects.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Borrower agrees with the Administrative Agent, the Syndication Agent and each Bank that, until all Commitments and Letters of Credit have terminated and all Obligations (other than indemnities for which no request for payment has been made) have been paid and performed in full:

7.01 Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Majority Banks, and with sufficient copies for each Bank:

(a) as soon as available, but not later than 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ or members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of PricewaterhouseCoopers LLP

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or another nationally-recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes agreed upon by the Borrower, on the one hand, and such auditors, on the other hand, which are disclosed and described in such statements); and such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of the Borrower or any of its Subsidiaries;

(b) as soon as available, but not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ or members’ equity and cash flows for the period commencing on the first day and ending on the last day of such Fiscal Quarter, and certified (in a certificate of the Borrower executed on behalf of Borrower by a Responsible Officer) as being complete and correct and fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments), the financial position and the results of operations of the Borrower and its consolidated Subsidiaries; and

(c) as soon as available, but not later than 30 days after the end of each month, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such month and the related statements of income, stockholders’ or members’ equity and cash flows for the period commencing on the first day and ending on the last day of such month, and certified (in a certificate of the Borrower executed on behalf of the Borrower by a Responsible Officer) as being complete and correct and fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments), the financial position and the results of operations of the Borrower and its consolidated Subsidiaries.

7.02 Certificates; Other Information. The Borrower shall furnish to the Administrative Agent, with sufficient copies for each Bank:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate of the Borrower;

(b) promptly after the same are sent, copies of all financial statements and reports which any Mission Entity sends to its shareholders, partners or members; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which any Mission Entity may make to, or file with, the Securities and Exchange Commission, other than filings on Form 11-K and S-8;

(c) promptly, such additional business, financial and other information with respect to the Borrower or any of its Subsidiaries as the Administrative Agent, at the request of any Bank, may from time to time reasonably request; and

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(d) promptly upon receipt thereof, notice of any change in the credit ratings (if any) of any Mission Entity by Moody’s or S & P; and

(e) promptly after the Borrower has notified the Administrative Agent of any intention by any of the Mission Entities to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

7.03 Notices. The Borrower shall, upon any Responsible Officer of any Mission Entity obtaining knowledge thereof, give notice (accompanied by a reasonably detailed explanation with respect thereto) promptly to the Administrative Agent, the Issuing Bank and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, arbitration, or governmental investigation or proceeding not previously disclosed by the Borrower to the Banks which has been instituted or, to the knowledge of any Mission Entity, is threatened against any Mission Entity or to which any of their respective properties is subject (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which relates to this Agreement, any other Loan Document or any of the transactions contemplated hereby;

(c) any development which shall occur in any litigation, arbitration, or governmental investigation or proceeding previously disclosed by any Mission Entity to the Banks which could reasonably be expected to have a Material Adverse Effect; or

(d) any of the following events affecting any Mission Entity or any ERISA Affiliate (but in no event more than ten days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Mission Entity or any ERISA Affiliate with respect to such event:

(i) an ERISA Event; or

(ii) any of the representations and warranties in Section 6.07 ceasing to be true and correct.

7.04 FCC Information. As soon as possible and in any event within five days after the receipt by any Mission Entity from the FCC or any other Governmental Authority or filing or receipt thereof by any Mission Entity, provide to the Banks (a) any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to any Mission Entity which is available to any Mission Entity, in each case which could reasonably be expected to have a Material Adverse Effect and (b) if applicable, a copy of any notice or application by any Mission Entity requesting authority to or notifying the FCC of its intent to cease broadcasting on any broadcast station for any period in excess of ten days.

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7.05 FCC Licenses and Regulatory Compliance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all terms and conditions of all FCC Licenses covering the Stations, all Federal, state and local laws, all rules, regulations and administrative orders of the FCC and all state and local commissions or authorities which are applicable to the Borrower and/or its Subsidiaries or the operation of the Stations of any Mission Entity.

(b) Within seven (7) days of the filing of any objection, complaint or protest during the objection period following any FCC order granting its consent to the Mission Reorganization or any consummated Acquisition, the Borrower shall, and shall cause each of its Subsidiaries to, enter into unwind agreements in form and substance and on terms acceptable to Majority Banks pursuant to which the Borrower and its Subsidiaries will be required to unwind the transaction(s) in question if the FCC revokes or rescinds its consent thereto.

7.06 License Lapse. As soon as possible and in any event within five days after the receipt thereof by any Mission Entity, the Borrower will give the Banks notice of any lapse, termination or relinquishment of any material License, permit or other authorization from the FCC or other Governmental Authority held by any Mission Entity or any failure of the FCC or other Governmental Authority to renew or extend any such License, permit or other authorization for the usual period thereof and of any complaint or other matter filed with or communicated to the FCC or other Governmental Authority, of which any Mission Entity has knowledge and in any such case which could reasonably be expected to have a Material Adverse Effect.

7.07 Maintenance of Corporate, Limited Liability Company or Partnership Existence, etc. The Borrower shall, and shall cause each of its respective Subsidiaries to, cause to be done at all times all things necessary to maintain and preserve the corporate, limited liability company or partnership existence, as the case may be, of each Mission Entity except to the extent otherwise permitted pursuant to Section 8.04 (including by waiver or consent). On or prior to the 30th day after the Effective Date, each Subsidiary that has not merged with and into the Borrower prior to such 30th day shall furnish a Closing Certificate to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

7.08 Foreign Qualification, etc. The Borrower will, and will cause each of its Subsidiaries to, cause to be done at all times all things necessary to maintain and preserve the rights and franchises of the Borrower and its Subsidiaries to be duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to maintain and preserve or so qualify could reasonably be expected to have a Material Adverse Effect.

7.09 Payment of Taxes, etc. The Borrower will, and will cause each of its respective Subsidiaries to, pay and discharge, as the same may become due and payable, all federal and material state and local taxes, assessments, and other governmental charges or levies against or on any of the income, profits or property of a Mission Entity, as well as material claims of any kind which, if unpaid, might become a Lien upon a Mission Entity’s properties, and will pay (before they become delinquent) all other material obligations and liabilities; provided, however, that the foregoing shall not require the Borrower or any of its Subsidiaries to pay or discharge

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any such tax, assessment, charge, levy, lien, obligation or liability so long as such Mission Entity shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves in accordance with GAAP.

7.10 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep all of the material property and facilities that are useful and necessary in the business of the Mission Entities in such condition as is sufficient for the operation of such business in the ordinary course and will maintain, and cause each of its Subsidiaries to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated to the Mission Entities.

7.11 Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with the Requirements of Law of any Governmental Authority, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

7.12 Books and Records. The Borrower will, and will cause each of its respective Subsidiaries to, keep proper books and records reflecting all of their business affairs and transactions in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit the Agents and any Agent-Related Person, or, after the occurrence and during the continuance of any Default or Event of Default under Section 9.01, any Bank, or any of their respective representatives or agents, upon reasonable notice and at reasonable times and intervals during ordinary business hours (or at any time if an Event of Default has occurred and is continuing), to visit all of their offices, discuss their financial matters with their officers and, subject to the right of representatives of the Mission Entities to be present, independent accountants (and hereby authorizes such independent accountants to discuss their financial matters with the Administrative Agent, the Syndication Agent, any Agent-Related Person, any Bank or its representatives pursuant to the foregoing) and examine and make abstracts or photocopies from any of their books or other corporate records, all at the Borrower’s expense for any charges imposed by such accountants or for making such abstracts or photocopies, but otherwise at the Administrative Agent’s, Syndication Agent’s or such Bank’s expense.

7.13 Use of Proceeds. The Borrower shall use, or cause its Subsidiaries to use, the proceeds of the Loans (a) to refinance the Indebtedness outstanding under the Existing Mission Credit Agreement and to pay related transaction costs, (b) to finance Acquisitions permitted under this Agreement (including by waiver or consent), and (c) for capital expenditures, working capital and other general corporate requirements of the Borrower and its Subsidiaries.

7.14 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 31, September 30 and December 31 of each year.

7.15 Interest Rate Protection. The Borrower shall maintain such Interest Rate Protection Agreements as are necessary so as to provide, through and including December 30, 2005 that at least 50% of the principal amount of the sum of all Indebtedness for borrowed

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money of the Borrower and its Subsidiaries plus all outstanding Indebtedness of the Nexstar Borrower and its Subsidiaries is subject to either a fixed interest rate or interest rate protection.

7.16 Additional Security; Further Assurances.

(a) The Borrower will, and will cause each of its Subsidiaries to, grant to the Collateral Agent, for the benefit of the Banks, security interests and mortgages in such assets and properties of the Mission Entities as are not covered by the Security Documents, and as may be requested from time to time by the Administrative Agent or the Majority Banks (collectively, the “Additional Security Documents”). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Borrower and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and shall be subject to no Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents or any Additional Security Documents as the Collateral Agent may reasonably require and as are reasonably satisfactory to the Borrower. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.16 has been complied with.

(c) If at any time the Borrower creates or acquires any additional Subsidiary, the Borrower will promptly notify the Administrative Agent thereof and cause such Subsidiary, within the time period required by clause (f) of Section 8.10, to execute and deliver appropriate Guaranty Supplements (or a Subsidiary Guaranty Agreement), a Joinder to Security Agreement and a Joinder to Pledge Agreement.

(d) If the Administrative Agent or the Majority Banks determine that they or any of them are required by law or regulation to have appraisals prepared in respect of any Real Property of the Mission Entities constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 and which shall be in form and substance reasonably satisfactory to the Administrative Agent.

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(e) The Borrower agrees that each action required above by this Section 7.16 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Administrative Agent or the Majority Banks or required to be taken by the applicable Mission Entity pursuant to the terms of this Section 7.16; provided that in no event shall any Mission Entity be required to take any action, other than using its reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.16.

ARTICLE VIII.

NEGATIVE COVENANTS

The Borrower agrees with the Administrative Agent, the Syndication Agent and each Bank that, until all Commitments and Letters of Credit have terminated and all Obligations (other than indemnities for which no request for payment has been made) have been paid and performed in full:

8.01 Changes in Business. The Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, alter in a fundamental and substantial manner the character of the Television Broadcasting Business of the Mission Entities, taken as a whole, from that conducted immediately following the Effective Date.

8.02 Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any Lien upon any of its respective revenues, property (including fixed assets, inventory, Real Property, intangible rights and Capital Stock) or other assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens for taxes, assessments or other governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 7.09;

(b) Liens encumbering property of any Mission Entity consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of such Mission Entity in accordance with GAAP;

(c) Liens encumbering property of any Mission Entity incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of such Mission Entity or (ii) to secure obligations on surety, performance or appeal bonds so long as the obligations secured by Liens under this clause (ii) do not exceed $1,000,000 in the aggregate at any time outstanding for all Mission Entities;

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(d) easements, rights-of-way, reservations, permits, servitudes, zoning and similar restrictions and other similar encumbrances or title defects (i) described in the Mortgage Policies or (ii) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Mission Entity;

(e) judgment Liens securing amounts not in excess of (i) $500,000 and (x) in existence less than 30 days after the entry thereof, (y) with respect to which execution has been stayed or (z) with respect to which the appropriate insurance carrier has agreed in writing that there is coverage by insurance or (ii) $500,000 in the aggregate at any time outstanding for all Mission Entities;

(f) Liens securing documentary letters of credit; provided such Liens attach only to the property or goods to which such letter of credit relates;

(g) purchase money security interests encumbering, or Liens otherwise encumbering at the time of the acquisition thereof by the Borrower or its Subsidiaries, (i) Real Property, provided that such security interests and Liens do not secure amounts in excess of $3,000,000 in the aggregate at any time outstanding for the Borrower and its Subsidiaries and (ii) equipment, furniture, machinery or other assets hereafter acquired by the Borrower or its Subsidiaries for normal business purposes, and refinancings, renewals and extensions of such security interests and Liens, provided that such security interests and Liens do not secure amounts in excess of $3,000,000 in the aggregate at any time outstanding for the Borrower and its Subsidiaries;

(h) interests in Leaseholds under which a Mission Entity is a lessor, provided such Leaseholds are otherwise not prohibited by the terms of this Agreement;

(i) bankers’ Liens in respect of deposit accounts that are not part of the perfected Collateral;

(j) Liens created by the Security Documents;

(k) Liens represented by the escrow of cash or Cash Equivalents, and the earnings thereon, securing the obligations of the Borrower or any of its Subsidiaries under any agreement to Acquire, or pursuant to which it Acquired, Reinvestment Assets in accordance with this Agreement or other assets which it is permitted to Acquire pursuant to Section 8.04 (including by waiver or consent) or securing the obligations of the Borrower or any of its Subsidiaries to the seller of the property under any agreement pursuant to which the Borrower or any of its Subsidiaries may Acquire Reinvestment Assets in accordance with this Agreement or other assets which the Borrower or its Subsidiaries are permitted to Acquire pursuant to Section 8.04 (including by waiver or consent);

(l) the options to purchase assets of any Mission Entity granted by such Mission Entity to the Ultimate Nexstar Parent or one or more of its Subsidiaries; and

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(m) other Liens, so long as the obligations secured thereby do not exceed $500,000 in the aggregate at any time outstanding.

8.03 Disposition of Assets. The Borrower will not, and will not suffer or permit any of its Subsidiaries to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a) any Mission Entity may make and agree to make Dispositions to Wholly-Owned Subsidiaries of the Borrower or the Borrower after prior written notice to the Administrative Agent describing the Disposition and compliance by the transferee with the applicable terms of the Security Documents;

(b) so long as no Default or Event of Default exists both before and after giving effect thereto, the Borrower or any Subsidiary of the Borrower may agree to and make Dispositions of Stations or the Capital Stock of any Subsidiary of the Borrower so long as (i) the aggregate amount received for all such Dispositions (other than the WTVW Disposition) by the Mission Entities and the Nexstar Entities does not exceed $50,000,000 in any Fiscal Year or $150,000,000 during the period from the Effective Date until the date the Obligations have been paid in full and the Commitments have been terminated, and (ii) at least 10 Business Days prior to the consummation of any proposed Disposition, the Borrower shall have delivered to the Administrative Agent (A) a certificate of the Borrower executed on its behalf by a Responsible Officer of the Borrower, which certificate shall contain (x) financial projections of the Mission Entities, the Nexstar Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis (giving effect to the consummation of such Disposition and any related repayment of Indebtedness) for the period from the proposed date of the consummation of any proposed Disposition to the Stated Maturity Date of the latest to mature of the Loans demonstrating compliance for such period with the covenants set forth in Section 8.09 of the Nexstar Credit Agreement, (y) a certification to the Administrative Agent and the Banks that all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct as of such date and will be true and correct both before and after giving effect to such Disposition and (z) a certification that no Default or Event of Default exists both before and after giving effect to such Disposition and (B) a Pro Forma Compliance Certificate for the then applicable Measurement Period giving effect to the consummation of such Disposition and any related repayment of Indebtedness;

(c) Dispositions permitted by Section 8.04(c) and (d);

(d) Dispositions of cash or Cash Equivalents, unless otherwise prohibited under this Agreement or the other Loan Documents;

(e) Dispositions of Capital Stock permitted under Section 8.12 (including by waiver or consent);

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(f) so long as no Default or Event of Default exists both before and after giving effect thereto, Dispositions consisting of Sale and Leaseback Transactions effected with the prior written consent of the Administrative Agent and the Majority Banks; and

(g) so long as no Default or Event of Default exists both before and after giving effect thereto, Dispositions in connection with a like-kind exchange (in accordance with the Code) of a Station or Stations on terms and conditions reasonably acceptable to the Administrative Agent and the Majority Banks, so long as (i) the aggregate amount received for all such Dispositions does not exceed $100,000,000 during the period from the Effective Date until the date the Obligations have been paid in full and the Commitments have been terminated and (ii) the Borrower provides all information and certificates required by Section 8.04(b); and

(h) a Disposition pursuant to the exercise of any option described in Section 8.02(l).

8.04 Consolidations, Mergers, Acquisitions, etc. The Borrower will not, and will not suffer or permit any of its Subsidiaries to, wind up, liquidate or dissolve themselves (or enter into any agreement to take any such action), or make any Acquisition, or enter into any agreement to make any Acquisition, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of their respective assets, either in one transaction or a series of related transactions, to any other Person or Persons, or commit to do any of the foregoing, except:

(a) the Borrower and its Subsidiaries may make Dispositions permitted under Section 8.03 (including by waiver or consent);

(b) so long as no Default or Event of Default exists both before and after giving effect thereto, (i) the purchase or acquisition (by merger, consolidation, acquisition of Capital Stock or assets, like-kind exchange or otherwise) by the Borrower or any Wholly-Owned Subsidiary of the Borrower, after the Effective Date of (A) 100% of the Capital Stock of any Person primarily engaged in the Television Broadcasting Business, (B) a television broadcast station and all related assets necessary to operate such television broadcast station, or (ii) the entering into by the Borrower or any of its Wholly-Owned Subsidiaries, after the Effective Date, of any Local Marketing Agreement, Joint Sales Agreement and/or Shared Services Agreement with respect to a television broadcasting station (other than in connection with a Disposition); provided that at least 5 Business Days prior to both the entering into commitment to enter into any transactions or series of related transactions and the consummation of any such proposed transaction or series of related transactions, or at such later time as agreed to by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent,

(1) a certificate of the Borrower executed on its behalf by a Responsible Officer of the Borrower, certifying

(x) that the financial projections attached thereto have been prepared on a Pro Forma Basis in good faith after inclusion of the full transaction or series of related transactions and

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all related borrowings and issuances of Capital Stock in connection therewith for the period from the date of the actual or anticipated, as applicable, consummation of the proposed transaction or series of related transactions to the Stated Maturity Date for the latest to mature of the Loans,

(y) that no Default or Event of Default exists or is projected to exist both before and after giving effect to the consummation of such transaction or series of related transactions after giving effect to the full transaction or series of related transactions and all related borrowings and issuances of Capital Stock in connection therewith, and

(z) that as of the actual or anticipated, as applicable, date of the consummation of the proposed transaction or series of related transactions, each of the Consolidated Total Leverage Ratio and the Consolidated Senior Leverage Ratio then in effect will be at least .25:1.0 less than the maximum respective Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio permitted in Section 8.09 of the Nexstar Credit Agreement for such date,

(2) a Pro Forma Compliance Certificate for the Measurement Period for the actual or anticipated, as applicable, consummation of such transactions, giving effect to the consummation of such transaction or series of related transactions, and

(3) evidence satisfactory to the Majority Banks that there is sufficient committed availability hereunder and/or from one or more other financing sources acceptable to the Administrative Agent to finance such transaction or series of related transactions;

provided further, that if immediately after giving effect to such transaction or series of related transactions, the Consolidated Senior Leverage Ratio is greater than or equal to 3.00:1.00, (i) the aggregate purchase consideration paid or committed to be paid by the Nexstar Entities and the Mission Entities, as applicable, in connection with such transaction or series of related transactions may not exceed $40,000,000, (ii) the aggregate purchase consideration committed to be paid but not yet paid by the Nexstar Entities and the Mission Entities, as applicable, in connection with all Acquisitions to which they have been committed pursuant to definitive agreements may not exceed $80,000,000 in the aggregate, and (iii) the certificate provided pursuant to clause (1) of the foregoing proviso shall contain, in addition to those requirements set forth in (x), (y) and (z) above, certification of compliance with clauses (i) and (ii) of this second proviso;

(c) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower so long as (i) the Borrower is the surviving Person of any

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such merger, dissolution or liquidation and (ii) the Borrower complies with the relevant provisions of the Security Documents to which it is a party so that the security interests granted to the Collateral Agent pursuant to such Security Documents in the assets of such merged, dissolved or liquidated Subsidiary so merged shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(d) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, any Wholly-Owned Subsidiary of the Borrower so long as (i) such Wholly-Owned Subsidiary of the Borrower is the surviving corporation of such merger, dissolution or liquidation and (ii) the acquiring Wholly-Owned Subsidiary complies with the relevant provisions of the Security Documents to which it is a party so that the security interests granted to the Collateral Agent pursuant to such Security Documents in the assets of such merged, dissolved or liquidated Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(e) the formation or creation of new Subsidiaries of the Borrower in accordance with Section 8.10(f); and

(f) the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Guarantor may acquire the FCC licenses and certain other assets used in the operation of WBAK, provided no Event of Default exists or will exist before and after giving effect to the consummation of such transaction;

(g) with respect to any Station owned by a Mission Entity, any Mission Entity may (subject to the FCC’s rules regulations) enter into a Local Marketing Agreement, Joint Sales Agreement and/or Shared Services Agreement with any Nexstar Entity; and

(h) the Borrower may consummate the Kenos Merger, so long as such transaction is consummated in accordance with the provisions of the Kenos Merger Agreement or with such changes to the Kenos Merger Agreement as are consented to by the Majority Banks.

8.05 Limitation on Indebtedness. The Borrower will not, and will not suffer or permit any of its Subsidiaries to, create, incur, issue, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and described on Schedule 8.05(a) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount of such Indebtedness);

(b) Indebtedness incurred pursuant to any Loan Document;

(c) Indebtedness of any Credit Party owing to the Borrower or any Wholly-Owned Subsidiary of the Borrower, provided that any such Indebtedness (i) is permitted to be advanced by the Borrower or such Wholly-Owned Subsidiary pursuant to the

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provisions of Section 8.10 and (ii) is not subordinated to any other Indebtedness of the obligor (other than the Obligations);

(d) so long as no Event of Default exists both before and after giving effect to the incurrence thereof, Indebtedness of the Borrower and/or its Subsidiaries secured by Liens permitted by Section 8.02(h);

(e) so long as no Event of Default exists both before and after giving effect to the incurrence thereof, (i) Permitted Borrower Unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 outstanding at any time, such maximum amount to be reduced by the aggregate principal amount of “Permitted Borrower Unsecured Indebtedness” (as such term is defined in the Nexstar Credit Agreement) of any Nexstar Entity outstanding at any time, and (ii) Permitted Seller Subordinated Indebtedness, in an aggregate principal amount not to exceed $25,000,000 outstanding at any time, such maximum permitted amount to be reduced by the aggregate principal amount of “Permitted Seller Subordinated Indebtedness” (as such term is defined in the Nexstar Credit Agreement) of any Nexstar Entity outstanding at such time, provided that prior to the incurrence of any such Indebtedness, the Borrower shall have delivered to the Administrative Agent (x) a certificate of the Borrower executed on its behalf by a Responsible Officer of the Borrower certifying (A) compliance with each of the financial covenants contained in Section 8.09 of the Nexstar Credit Agreement, based on financial projections of the Mission Entities, the Nexstar Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis for the period from the proposed date of the incurrence of such Indebtedness to the Stated Maturity Date of the latest to mature of the Loans and (B) that no Default or Event of Default exists or will exist both before and after giving effect to the incurrence of such Indebtedness and (y) a Pro Forma Compliance Certificate prepared as of the date of the incurrence of such Indebtedness, giving effect to the incurrence of such Indebtedness;

(f) so long as no Event of Default exists both before and after giving effect to the incurrence thereof, Interest Rate Protection Agreements required hereunder or in respect of Indebtedness otherwise permitted hereby so long as such agreements are not entered into for speculative purposes and the Borrower is in compliance with Section 7.15 after giving effect thereto;

(g) Capital Lease Obligations and other Indebtedness (other than Indebtedness for borrowed money) of the Borrower and/or its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate for the Borrower and its Subsidiaries at any time outstanding, such maximum amount to be reduced by the aggregate principal amount of Indebtedness of any Nexstar Entity permitted under Section 8.05(g) of the Nexstar Credit Agreement outstanding at any time; and

(h) (i) Guaranty Obligations of the Mission Entities (other than the Borrower) with respect to Permitted Nexstar Subordinated Indebtedness, (ii) subordinated Guaranty Obligations of the Mission Entities (other than the Borrower) with respect to Permitted Seller Subordinated Indebtedness incurred by the Borrower and subordinated Guaranty Obligations of the Mission Entities with respect to Permitted Seller Subordinated

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Indebtedness (as that term is defined in the Nexstar Credit Agreement), and (iii) Guaranty Obligations of the Mission Entities (other than the direct and indirect Subsidiaries of the Borrower or the Nexstar Borrower) with respect to Permitted Borrower Unsecured Indebtedness and Guaranty Obligations of the Mission Entities (other than the direct and indirect Subsidiaries of the Borrower or the Nexstar Borrower) with respect to Permitted Borrower Unsecured Indebtedness (as that term is defined in the Nexstar Credit Agreement).

8.06 Transactions with Affiliates. Other than any Permitted Affiliate Transactions, the Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer, or permit to exist:

(a) any arrangement or contract with any of its Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including arrangements relating to the allocation of revenues, taxes, and expenses or otherwise) requiring any payments to be made by any Mission Entity to any such Affiliate unless such arrangement or contract is specifically permitted by this Agreement, is in the ordinary course of such Person’s business and is fair and equitable to such Mission Entity;

(b) any other transaction, arrangement, or contract with any of its Affiliates unless such transaction, arrangement or contract is on terms which are specifically permitted by this Agreement, is in the ordinary course of such Person’s business and is on terms not less favorable than are obtainable from any Person which is not one of its Affiliates;

(c) any management services agreement other than the Agreement dated January 1, 2001 originally entered into between the Mission Entities and David S. Smith/Nancie J. Smith; or

(d) compensation in excess of $500,000 to David S. Smith, increased by $50,000 for each additional Station acquired by a Mission Entity (except with respect to WBAK and Kenos) and decreased by $50,000 for each Station Disposed of by a Mission Entity.

8.07 Use of Credits; Compliance with Margin Regulations. The Borrower will not, and will not suffer or permit any of its Subsidiaries to, use any portion of the proceeds of the Loans or any Letter of Credit, directly or indirectly, to purchase or carry Margin Stock other than in compliance with Regulations T, U and X of the Federal Reserve Board. At no time shall the value of the Margin Stock owned by any Mission Entity (as determined in accordance with Regulation U of the Federal Reserve Board) exceed 25% of the value (as determined in accordance with Section 221.2(g)(2) of Regulation U of the Federal Reserve Board) of the assets of such Mission Entity.

8.08 Environmental Liabilities. The Borrower will not and will not permit any of its Subsidiaries to violate any Environmental Law to an extent sufficient to give rise to a Material Adverse Effect; and, without limiting the foregoing, the Borrower will not, and will not permit

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any of its Subsidiaries or any other Person to, dispose of any Hazardous Material into or onto, or (except in accordance with applicable law) from, any Real Property owned, operated or otherwise used by the Borrower or any of its Subsidiaries, or allow any Lien imposed pursuant to any Environmental Law to be imposed or to remain on such Real Property, in each case to the extent the same are reasonably likely to have a Material Adverse Effect, except as contested in reasonable good faith by appropriate proceedings and the pendency of such proceedings will not have a Material Adverse Effect and except and unless adequate reserves have been established and are being maintained on its books in accordance with GAAP.

8.09 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment, except:

(a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any Wholly-Owned Subsidiary of the Borrower; and

(b) so long as no Default or Event of Default exists both before and after the making thereof, the Borrower may make scheduled cash interest payments due and payable with respect to Permitted Seller Subordinated Indebtedness if, prior to the making of each such payment, the Borrower has delivered to the Administrative Agent a Pro Forma Compliance Certificate prepared as of the date of the making of each such payment, giving effect to each such payment as though such payment had been made on the first day of the applicable Measurement Period relating to the date such payment is to be made, and otherwise demonstrating that no Default or Event of Default exists both before and after giving effect to such payment.

8.10 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except:

(a) the Mission Entities may invest in cash and Cash Equivalents;

(b) the Borrower may enter into Interest Rate Protection Agreements in compliance with Section 8.05(f);

(c) the Credit Parties may make equity contributions to the capital of their respective Subsidiaries that are Credit Parties;

(d) any purchase or acquisition of Capital Stock as permitted pursuant to Section 8.04 (including by waiver or consent);

(e) advances, loans and investments in existence on the Effective Date and listed on Schedule 8.10(e) shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Effective Date);

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(f) any Mission Entity may establish or create new Wholly-Owned Subsidiaries so long as (i) at least 30 days’ prior written notice thereof (or such lesser notice as is acceptable to the Administrative Agent) is given to the Administrative Agent, (ii) the Capital Stock of such new Subsidiary is pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing Capital Stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary executes Guaranty Supplements, a Joinder to Security Agreement and a Joinder to Pledge Agreement, and (iv) such new Subsidiary, to the extent requested by the Administrative Agent or the Majority Banks, takes all actions required pursuant to Section 7.16. In addition, each new Wholly-Owned Subsidiary that is required to execute any Loan Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5.01 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date;

(g) the Mission Entities may make loans and advances to their respective employees in the ordinary course of business in an aggregate principal amount for all Mission Entities not to exceed $100,000 at any time outstanding; and

(h) the Borrower may make intercompany loans and advances to any Wholly-Owned Subsidiary of the Borrower which is a Credit Party.

8.11 Limitation on Business Activities of the Mission Entities. The Borrower and its Subsidiaries shall not engage in any business other than the Television Broadcasting Business.

8.12 Sales or Issuances of Capital Stock. The Borrower will not, and will not permit any of its respective Subsidiaries to, sell or issue any of their Capital Stock to any Person; provided that (i) any Subsidiary of the Borrower may sell or issue Capital Stock to the Borrower or a Wholly-Owned Subsidiary of the Borrower so long as relevant provisions of the Security Documents and Section 7.16 are complied with in full and (ii) the Borrower or any Subsidiary of the Borrower may make Dispositions of Capital Stock of any Subsidiary of the Borrower permitted by Section 8.03(b).

8.13 No Waivers, Amendments or Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, (i) permit any waiver, supplement, modification or amendment of the documentation relating to any Indebtedness of any Credit Party having a principal balance (or a Guaranty Obligation with respect to Indebtedness having a principal balance) of more than $500,000 or any indenture or other agreement evidencing, creating or governing any of the foregoing Indebtedness, in each case other than any such amendment, modification or change which (A) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or (B) is not adverse to the interests of the Banks in any material respect, so long as, in each case, no consent fee is payable in connection therewith, (ii) modify their respective Charter Documents, to the extent that any such modification of such Charter Documents would be adverse to the Banks in any material respect or (iii) enter into any Contractual Obligation which would prohibit or restrict the Subsidiaries of the Borrower from making Dividends or Restricted Payments to the Borrower.

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ARTICLE IX.

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or any amount of any Letter of Credit Obligation, or (ii) within five days after the same shall become due and payable, any interest, fee or any other amount payable hereunder; or

(b) Representation or Warranty. Any representation or warranty by any Credit Party made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by a Credit Party, or any of their respective Responsible Officers, furnished at any time under this Agreement or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Any Borrower fails to perform or observe any term, covenant or agreement contained in Sections 7.03(a), 7.05, 7.06, 7.07, 7.14 or Article VIII; or

(d) Other Defaults. Any Credit Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Bank; or

(e) Cross-Default. Any Credit Party (i) fails to make any payment or dividend, as applicable, including, without limitation in respect of any Indebtedness having an aggregate principal amount of $1,000,000 or more when due (whether by scheduled maturity, required prepayment, required redemption or repurchase, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be redeemed, repurchased or due and payable prior to its stated maturity; or an Event of Default (as defined in the Nexstar Credit Agreement) shall occur and be continuing under the Nexstar Credit Agreement; or

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(f) Insolvency; Voluntary Proceedings. Any Credit Party (i) commences any Insolvency Proceeding with respect to itself; or (ii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Credit Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any Credit Party or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans with Unfunded Pension Liabilities in an aggregate amount in excess of $500,000; (iii) any of the representations and warranties contained in Section 6.07 shall cease to be true and correct in any material respect and which cessation has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iv) any Credit Party or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(i) Judgments. One or more non-interlocutory judgments, orders or decrees shall be entered against any Credit Party involving in the aggregate a liability (not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

(j) Change of Control. Any Change of Control shall occur; or

(k) Guaranty Agreements. Any Guaranty Agreement or any provision thereof shall for any reason cease to be in full force and effect or valid and binding on or enforceable against any Credit Party or a Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Credit Party shall fail to perform any of its obligations thereunder; or

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(l) Security Documents. Any provision of any Security Document other than the Mortgages shall (other than in accordance with the terms thereof) cease to be in full force and effect or cease to create a valid, security interest in the Collateral (other than an immaterial portion of the Collateral) purported to be covered thereby or such security interest shall cease to be a valid and first priority security interest (subject only to Permitted Liens), or any party thereto shall default in the performance of its obligations thereunder beyond applicable periods of grace, in each case other than as a result of any action or inaction by the Collateral Agent, the Administrative Agent, the Syndication Agent or any Bank; or

(m) Termination of Material Licenses. Any Credit Party shall fail to have all required authorizations and licenses (including FCC Licenses), the absence of which would have a Material Adverse Effect individually or in the aggregate.

9.02 Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks:

(a) declare the Commitment of each Bank to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall forthwith be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party;

(c) demand that the Borrower Cash Collateralize Letter of Credit Obligations to the extent of outstanding and wholly or partially undrawn Letters of Credit, whereupon the Borrower shall so Cash Collateralize such Letters of Credit to that extent;

(d) exercise on behalf of itself, the Issuing Bank and the Banks all rights and remedies available to it, the Issuing Bank and the Banks under the Loan Documents or applicable laws;

(e) apply any cash collateral as provided in Section 3.07 to the payment of outstanding Obligations; and/or

(f) take all actions to enforce the rights and remedies of the Collateral Agent under the Security Documents;

provided, however, that upon the occurrence of any event specified above in Section 9.01(f) or (g) with respect to any Credit Party (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to issue Letters of Credit shall automatically terminate, and all reimbursement obligations under Letters of Credit and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become

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due and payable without further act or notice by the Administrative Agent, the Issuing Bank or any other Bank, which are hereby expressly waived by the Borrower.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.04 Application of Funds. After the exercise of any remedy in Section 9.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article IV), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, to any remaining outstanding and unpaid Obligations, ratably among the Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

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ARTICLE X.

THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE SYNDICATION

AGENT, THE LEAD ARRANGERS AND JOINT BOOK MANAGERS

10.01 Appointment and Authorization.

(a) Each of the Banks and the Issuing Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

(c) Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Syndication Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Syndication Agent (if applicable) is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.

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Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02 Delegation of Duties. The Administrative Agent and the Syndication Agent may execute any of their duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any of the Banks or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.04 Reliance by the Agents.

(a) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Agents shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

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(b) For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

10.05 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

10.06 Credit Decision; Disclosure of Information by the Agents. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07 Indemnification of Administrative Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BANKS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE

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EXTENT NOT REIMBURSED BY OR ON BEHALF OF ANY CREDIT PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY CREDIT PARTY TO DO SO), PRO RATA, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF SUCH AGENT-RELATED PERSON); PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY BANKS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK SHALL REIMBURSE THE ADMINISTRATIVE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT.

10.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Bank, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Bank. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be

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consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks, and subject to the approval of the Borrower if no Event of Default has occurred and is continuing, which approval the Borrower will not unreasonably withhold or delay, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and Issuing Bank and the respective terms “Administrative Agent” and “Issuing Bank” shall mean such successor administrative agent and Letter of Credit issuer, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or any other Bank, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 3.08, 2.09 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

10.11 Collateral and Guaranty Matters. The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder (including by waiver or consent) or under any other Loan Document, or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Majority Banks;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(h) (including by waiver or consent); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (including by waiver or consent).

Upon request by the Administrative Agent at any time, the Majority Banks will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

10.12 Other Agents; Arrangers and Managers. Except as specifically set forth herein, none of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “joint lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks

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or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI.

THE GUARANTY

11.01 Guaranty from the Guarantor Parties.

(a) In order to induce the Banks to make Loans to the Borrower under this Agreement and to induce the Issuing Bank to issue Letters of Credit, each Guarantor Party hereby unconditionally and irrevocably guarantees the prompt payment and performance in full by each Guaranteed Party when due and payable (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations of such Guaranteed Party. The obligations of each Guarantor Party hereunder are those of a primary obligor, and not merely a surety, and are independent of the Obligations of the Guaranteed Party. A separate action or actions may be brought against a Guarantor Party whether or not an action is brought against its respective Guaranteed Party, any other guarantor or any other obligor in respect of the Guaranteed Obligations or whether its respective Guaranteed Party, any other guarantor or any other obligor in respect of the Guaranteed Obligations is joined in any such action or actions. Each Guaranteed Party waives, to the extent permitted by applicable law, the benefit of any statute of limitation affecting its liability hereunder and agrees that its liability hereunder shall not be subject to any right of set-off, counterclaim or recoupment (each of which rights is hereby waived to the extent permitted by applicable law).

(b) Each Guarantor Party guarantees that the obligations guaranteed by it hereby will be paid and performed strictly in accordance with the terms of this Agreement and the other Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Bank or the Banks with respect thereto. To the extent permitted by law, the liability of each Guarantor Party under this guaranty shall be absolute and unconditional irrespective of, and each Guarantor Party hereby irrevocably waives (to the extent permitted by applicable law) any defenses it may now or hereafter have in any way relating to, any and all of the following:

(i) any lack of genuineness, validity, legality or enforceability against any respective Guaranteed Party or any other Guarantor of this Agreement, any other Loan Document or any document, agreement or instrument relating hereto or any assignment or transfer of this Agreement or any other Loan Document or any defense that any respective Guaranteed Party may have with respect to its liability hereunder or thereunder;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any waiver, indulgence, compromise, renewal, extension, amendment, modification of, or addition, consent, supplement to, or consent to departure from, or any other action or

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inaction under or in respect of, this Agreement, any other Loan Document or any document, instrument or agreement relating to the Guaranteed Obligations or any other instrument or agreement referred to herein or any assignment or transfer of this Agreement;

(iii) any release or partial release of any other Guarantor or other obligor in respect of the Guaranteed Obligations;

(iv) any exchange, release or non-perfection of any collateral for all or any of the Guaranteed Obligations, or any release, or amendment or waiver of, or consent to departure from, any guaranty or security, for any or all of the Guaranteed Obligations;

(v) any furnishing of any additional security for any of the Guaranteed Obligations;

(vi) the liquidation, bankruptcy, insolvency or reorganization of any Guaranteed Party, any other Guarantor or other obligor in respect of the Guaranteed Obligations or any action taken with respect to this guaranty or otherwise by any trustee or receiver, or by any court, in any such proceeding;

(vii) any modification or termination of any intercreditor or subordination agreement pursuant to which the claims of other creditors of any Guaranteed Party or any other Guarantor are subordinated to those of the Banks, such Issuing Banks or the Administrative Agent; or

(viii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Guaranteed Party or any Guarantor Party.

(c) This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Guaranteed Obligations, or any part thereof, is, upon the insolvency, bankruptcy or reorganization of any Guaranteed Party or otherwise pursuant to applicable law, rescinded or reduced in amount or must otherwise be restored or returned by any of the Administrative Agent, the Issuing Bank or any Bank, all as though such payment or performance had not been made.

(d) If an event permitting the acceleration of any of the Guaranteed Obligations shall at any time have occurred and be continuing and such acceleration shall at such time be prevented by reason of the pendency against any Guaranteed Party of a case or proceeding under any bankruptcy or insolvency law, each Guarantor Party agrees that, for purposes of this guaranty and its obligations hereunder, the Guaranteed Obligations shall be deemed to have been accelerated and such Guarantor Party shall forthwith pay such Guaranteed Obligations (including interest which but for the filing of a petition in bankruptcy with respect to such Guaranteed Party would accrue on such Obligations), and the other obligations hereunder, forthwith upon demand.

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(e) Each Guarantor Party hereby waives (i) promptness, diligence, presentment, notice of nonperformance, protest or dishonor, notice of acceptance and any and all other notices with respect to any of the Guaranteed Obligations or this Agreement or any other Loan Document, and (ii) to the extent permitted by applicable law, any right to require that any Administrative Agent, the Issuing Bank or any Bank protect, secure, perfect or insure any Lien in or any Lien on any property subject thereto or exhaust any right or pursue any remedy or take any action against any Guaranteed Party, any other guarantor or any other Person or any collateral or security or to any balance of any deposit accounts or credit on the books of the Administrative Agent, any Issuing Bank or any Bank in favor of such Guaranteed Party.

(f) Each Guarantor Party expressly agrees to postpone, until the Guaranteed Obligations under this Agreement are indefeasibly paid in full in cash, the exercise of (i) any and all rights of subrogation, reimbursement, contribution and indemnity (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute, arising from the existence or performance of this guaranty, (ii) any right to enforce any remedy which the Administrative Agent, the Issuing Bank or the Banks now have or may hereafter have against any Guaranteed Party, and (iii) to the extent permitted by law, any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent, the Issuing Bank or any Bank.

(g) If, in the exercise of any of its rights and remedies, the Administrative Agent or any Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Guaranteed Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor Party hereby consents to such action and waives any claim based upon such action (to the extent permitted by applicable law). Any election of remedies which results in the denial or impairment of the right of the Administrative Agent, the Issuing Bank or any Bank to seek a deficiency judgment against any Guaranteed Party shall not impair any Guarantor Party’s obligation to pay the full amount of the Guaranteed Obligations.

(h) This guaranty is a continuing guaranty and shall (i) remain in full force and effect until indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this guaranty and the termination of the Commitments; (ii) be binding upon each Guarantor Party, its successors and assigns; and (iii) inure, together with the rights and remedies hereunder, to the benefit of the Administrative Agent, the Issuing Bank, the Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Bank may, subject to the terms of this Agreement, assign or otherwise transfer its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect hereof granted to such Bank pursuant to this guaranty or otherwise, all as provided in, and to the extent set forth in, this Agreement.

(i) Any obligations of any Guaranteed Party to its respective Guarantor Party, now or hereafter existing, are hereby subordinated to the Guaranteed Obligations. Such obligations of such Guaranteed Party to its respective Guarantor Party, if the Majority

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Banks so request, shall be enforced and amounts recovered shall be received by such Guarantor Party as trustee for the Banks and the proceeds thereof shall be paid over to the Banks on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor Party under the provisions of this guaranty.

(j) Upon failure of the Guaranteed Party to pay any Guaranteed Obligation when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the respective Guarantor Party hereby agrees immediately on demand by any of the Banks or the Administrative Agent to pay or cause to be paid in accordance with the terms hereof an amount equal to the full unpaid amount of the Guaranteed Obligations then due and payable in Dollars.

(k) All payments by a Guarantor Party hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless such deduction or withholding is required by law. If a Guarantor Party shall be required by law to make any such deduction or withholding, then such Guarantor Party shall pay such additional amounts as may be necessary in order that the net amount received by the applicable Bank, the Issuing Bank or the Administrative Agent, as the case may be, after all deductions and withholdings, shall be equal to the full amount that such Person would have received, after all deductions and withholdings, had its Guaranteed Party discharged its obligations (including its tax gross-up obligations) pursuant to Section 4.01. Any amounts deducted or withheld by a Guarantor Party for or on account of Taxes shall be paid over to the government or taxing authority imposing such Taxes on a timely basis, and such Guarantor Party shall provide the applicable Bank, the Issuing Bank or the Administrative Agent, as the case may be, as soon as practicable with such tax receipts or other official documentation (and such other certificates, receipts and other documents as may reasonably be requested by such Person) with respect to the payment of such Taxes as may be available.

11.02 Guaranty Limited. The obligations of each Guarantor Party under this Article XI and the joint and several obligations of the Borrower under Section 2.01(c) shall be limited to the extent necessary to prevent the guaranty provided under this Article XI and such joint and several obligations of the Borrower under Section 2.01(c) or any payment pursuant to this Article XI or such joint and several obligations being voided as a fraudulent transfer or fraudulent conveyance under the U.S. Bankruptcy Code or under any applicable state law governing fraudulent transfers or fraudulent conveyances.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendment and Waivers.

(a) Subject to the terms and provisions of Sections 2.01(c) and 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the

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Borrower, each Credit Party affected thereby, the Majority Revolver Banks and the Majority Banks and acknowledged by the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, notwithstanding the foregoing,

(i) no such waiver, amendment, or consent shall, unless in writing and signed by the Borrower, the Administrative Agent and each Bank affected thereby;

(A) extend the date for or change the amount of any principal installment due on the Loans under Section 2.08(a), or postpone or delay any date for any payment of interest or fees due to the Banks (or any of them) under any other Loan Document;

(B) increase (except as provided in Sections 2.01(c) and 2.16) or extend the Commitment of such Bank, or reinstate any Commitment terminated pursuant to Section 9.02(a), except as provided in Section 12.07;

(C) increase (except as provided in Sections 2.01(c) and 2.16) or extend the Aggregate Commitment;

(D) reduce the principal of, or the rate of interest specified herein on any Loan or Letter of Credit Borrowing (other than with respect to post-default rates), or of any fees or other scheduled amounts payable hereunder (excluding any mandatory prepayments pursuant to Section 2.07) or under any other Loan Document or reduce the Applicable Margin provided for herein;

(E) reduce the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

(F) amend this Section 12.01, change the percentage set forth in definition of the term “Majority Banks”, change the percentage set forth in the definition of the term “Supermajority Banks” or amend any provision of this Agreement expressly requiring the consent of all the Banks in order to take or refrain from taking any action;

(G) release the guaranty of any Guarantor under its Guaranty Agreement, except in accordance with the express provisions hereof or thereof, or release all or substantially all of the Collateral except, in all such cases in accordance with the express provisions of this Agreement or the Security Documents;

(H) add any requirements to obtain the consent of any additional Person or Persons to affect any assignment or participation pursuant to Section 12.07; or

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(I) extend any Stated Maturity Date; and

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Banks, each affected Bank or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Related Document; and

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks, each affected Bank or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Collateral Agent under the Security Documents or any other Loan Document; and

(v) with respect to any Incremental Facility, the Incremental Loan Amendment, and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility or any provision thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrower, the Administrative Agent and each Incremental Term Bank or Incremental Revolving Bank making an Incremental Revolving Commitment or Incremental Term Commitment; and

(vi) with respect to reallocation of the Revolving Commitment in connection with the Revolver Reallocation Letter, the Revolver Reallocation Letter and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any reallocation of the Revolving Commitment in accordance with the terms or the intent of the Revolver Reallocation Letter, shall be effective when executed by the Borrower, the Administrative Agent and the Majority Revolver Banks;

(vii) Interest Rate Protection Agreements, Incremental Loan Amendments (and related Incremental Loan documentation) and the Revolver Reallocation Letter (and related documentation) shall not be deemed to be Loan Documents for purposes of this Section 12.01(a); and

(viii) no amendment, waiver or consent shall, unless in writing and signed by the Borrower, the Administrative Agent and the Supermajority Banks, waive, postpone or delay any mandatory prepayment pursuant to Section 2.07.

(b) If, in connection with any proposed change, waiver, discharge or any termination to any of the provisions of this Agreement as contemplated by clauses (ii) through (viii), inclusive, of the second proviso to Section 12.01(a), the consent of the Majority Banks is obtained but the consent of one or more other Banks whose consent is

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required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated the same, to replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 4.08(b) so long as at such time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination.

12.02 Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, facsimile transmission) and mailed, transmitted by facsimile or delivered, (i) if to the Borrower, to the address or facsimile number specified for notices on the applicable signature page hereof or to such other address or facsimile number as shall be designated by such party in a notice to the other parties; and (ii) if to the Administrative Agent, the Issuing Bank or any Bank, to the notice address set forth on Schedule 1.01(A) or to such other address as shall be designated by such party in a notice to the other parties.

(b) All such notices, requests and communications shall be effective when delivered or transmitted by facsimile machine, respectively, provided that any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof or on Schedule 1.01(A), and (ii) shall be followed promptly by a hard copy original thereof; except that notices to the Administrative Agent shall not be effective until actually received by the Administrative Agent, and notices pursuant to Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank.

(c) The Borrower acknowledges and agrees that any agreement of the Administrative Agent, the Issuing Bank and the Banks set forth in Articles II and III herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Banks shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and drawings under Letters of Credit shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Issuing Bank and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank or the Banks to be contained in the telephonic or facsimile notice.

12.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Bank or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights,

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remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and/or privileges available at law or in equity.

12.04 Costs and Expenses. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated:

(a) pay or reimburse on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the development, preparation, negotiation, delivery, administration, syndication of the Commitments under and execution of, and any amendment, supplement, waiver, consent or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the Attorney Costs incurred by the Administrative Agent with respect thereto;

(b) pay or reimburse each Bank, the Issuing Bank and the Administrative Agent on demand for all reasonable costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Obligations, and including in any Insolvency Proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs or the cost of any consultants incurred by the Administrative Agent and any Bank; and

(c) except as otherwise provided in Section 7.12, pay or reimburse the Administrative Agent and the Issuing Bank on demand for all appraisal (including, without duplication, the allocated cost of internal appraisal services), audit, environmental inspection and review (including, without duplication, the allocated cost of such internal services), search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses, incurred or sustained by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Bank, in each case in connection with the matters referred to Section 12.04(a) and (b). All amounts under this Section 12.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

12.05 INDEMNITY. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH BANK AND THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (EACH, AN “INDEMNIFIED PERSON”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNIFIED PERSON IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION,

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DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND FOR PAYMENT DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER CREDIT PARTY, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER, ANY SUBSIDIARY OR ANY OTHER CREDIT PARTY OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNIFIED PERSON IS A PARTY THERETO (ALL OF THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”) IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PERSON, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNIFIED PERSON HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 12.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENT IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY BANK, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

12.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except

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that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank.

12.07 Assignments, Participations, etc.

(a) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Incremental Revolving Commitment (if any) and the Loans (including for purposes of this subsection (a), participations in Letter of Credit Obligations) at the time owing to it); provided, however, that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it, after giving effect to any such assignment no Bank, Affiliate of a Bank or an Approved Fund with respect to a Bank shall hold Nexstar Loans and Loans hereunder aggregating less than $10,000, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date; (ii) each such assignment of Loans hereunder must be consummated simultaneously with an assignment among the same parties of a corresponding percentage of the corresponding Class of Nexstar Loans and/or commitments (as applicable) under the Nexstar Credit Agreement in accordance with the terms of the Nexstar Credit Agreement; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iv) any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that with respect to any assignment between a Bank and an Affiliate of such Bank or an Approved Fund of such Bank, such processing and recordation fee shall be in the amount of $1,500. Only one such fee shall be payable with respect to the assignment of Loans hereunder and the simultaneous assignment among the same parties of a corresponding percentage of the corresponding Class of Nexstar Loans and/or commitments (as applicable) under the Nexstar Credit Agreement. The Issuing Bank and the Administrative Agent hereby grant the consent required by clause (iv) above with respect to any assignment that any Bank may from time to time make to any Affiliate of a Bank or any Approved Fund or any assignment that any Bank may from time to make to any other Bank or any Affiliate of a Bank or any Approved Fund provided that the Issuing Bank and the Administrative Agent are each given at least one (1) Business Day written notice prior to the effective date of such assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption

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covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Bank’s participations in Letter of Credit Obligations) owing to it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Issuing Bank and the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i), subsections (B), (D) and (I) of the first proviso to Section 12.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.03 and 4.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (d) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Bank, provided such Participant agrees to be subject to Section 4.04(f) as though it were a Bank.

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(d) A Participant shall not be entitled to receive any greater payment under any provision of this Agreement than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant which is organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(f) as though it were a Bank.

(e) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(g) Notwithstanding anything to the contrary contained herein, any Bank that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this Section 12.07 regarding assignments in all respects, (i) no such pledge described in the immediately preceding clause shall release the pledging Bank from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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12.08 Confidentiality. The Administrative Agent, the Collateral Agent, the Issuing Bank, the Syndication Agent and each Bank agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” by any Credit Party and provided to it by any Credit Party or any Subsidiary of any Credit Party, or by the Administrative Agent on any Credit Party’s or such Subsidiary’s behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by such Person or any of its Affiliates, or (b) was or becomes available on a non-confidential basis from a source other than any Credit Party, provided that such source is not bound by a confidentiality agreement with any Credit Party, known to such Person; provided further, however, that the Administrative Agent, the Collateral Agent, the Issuing Bank, the Syndication Agent and each Bank may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which such Person or its Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; and (vi) to such Person’s independent auditors, creditors, other professional advisors and employees of such Person’s Bank Affiliates (or any Affiliate of such Person engaged in capital market transactions generally) retained by such Person in connection with this Agreement. Notwithstanding the foregoing, (i) the Borrower authorizes the Administrative Agent, the Collateral Agent, the Issuing Bank, the Syndication Agent and each Bank to disclose to any Participant, any Eligible Assignee or any direct or indirect counter-party in any Interest Rate Protection Agreement to which the disclosing Bank is a party (each, a “Transferee”) and to any prospective Transferee, such financial and other information in such Person’s possession concerning the Credit Parties or their respective Subsidiaries which has been delivered to Administrative Agent or the Banks pursuant to this Agreement or which has been delivered to the Administrative Agent or the Banks by the Credit Parties in connection with such Person’s credit evaluation of the Credit Parties prior to entering into this Agreement; provided that, unless otherwise agreed by the Borrower, such Transferee agrees in writing to the Borrower to keep such information confidential to the same extent required of the Banks hereunder and (ii) information identified as “confidential” shall not include, and the Borrower, each Credit Party, the Administrative Agent, each Bank and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the forgoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatments of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties of any other Person named herein, or information that would permit identification of the parties or such other Person, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

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12.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default occurs and is continuing, each Bank is authorized at any time and from time to time, without prior notice to any Credit Party, any such notice being hereby waived to the fullest extent permitted by law, to set off and apply, to the extent permitted by applicable law, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank to or for the credit or the account of any Credit Party against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 12.09 are in addition to the other rights and remedies (including other rights of set-off) which such Bank may have.

12.10 Notification of Addresses, Lending Offices, etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

12.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Administrative Agent, the Syndication Agent the Issuing Bank or any Bank shall have any obligation to any Person not a party to this Agreement or any other Loan Document.

12.14 Governing Law and Jurisdiction; Waiver of Trial by Jury.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT AND EACH BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

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(b) JURISDICTION. PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE PARTIES HERETO EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

(c) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, ANY THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.15 Effectiveness.

(a) This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, the Administrative Agent, the Issuing Bank, the Syndication Agent, and each Bank shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile device) the same to the Administrative Agent at its Notice Office and (ii) the conditions contained in Sections 5.01 and 5.02 shall have been satisfied or deemed satisfied pursuant to Section 10.04(b) (or waived by the Majority Banks, or to the extent required by Section 12.01, all the Banks). Unless the Administrative Agent has received actual notice from any Bank that the conditions contained in Sections 5.01 and 5.02 have not been met to its satisfaction in accordance with Section 10.04(b), upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – Page 119

Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Sections 5.01 and 5.02).

(b) On the Effective Date, each Bank shall deliver to the Administrative Agent for the account of the Borrower an amount equal to the amount by which the principal amount of Loans to be made by such Bank on the Effective Date exceeds the amount of the Loans of such Bank outstanding under the Existing Mission Credit Agreement on the Effective Date, plus any accrued but unpaid interest with respect thereto. Notwithstanding anything to the contrary contained in this Section 12.15(b), in satisfying the foregoing condition, unless the Administrative Agent shall have been notified by any Bank prior to the occurrence of the Effective Date that such Bank does not intend to make available to the Administrative Agent such Bank’s Term C Loans and Revolving Loans required to be made by it on such date, then the Administrative Agent may, in reliance on such assumption, make available to the Borrower the corresponding amounts and the making available by the Administrative Agent of such amounts shall satisfy the condition contained in this Section 12.15.

(c) This Agreement constitutes an amendment and restatement of the Existing Mission Credit Agreement and as such supersedes the Existing Mission Credit Agreement in its entirety; provided, however, that in no event shall the Liens or Guaranty Agreements securing the Existing Mission Credit Agreement or the obligations thereunder be deemed affected hereby, it being the intent and agreement of the Borrower and its Subsidiaries that the Guaranty Agreements and the Liens on the Collateral granted to secure the obligations of the Borrower in connection with the Existing Mission Credit Agreement and/or the Guaranty Agreements, shall not be extinguished and shall remain valid, binding and enforceable securing the obligations under the Existing Mission Credit Agreement as amended and restated hereby.

12.16 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

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12.17 Additional Borrowers. If, on any date on or after the Effective Date, the Borrower or the owner(s) of 100% of the Capital Stock of the Borrower acquires any additional domestic Wholly-Owned Subsidiary, upon the written request of the Borrower, such Subsidiary shall become a party to this Agreement, as if it were a Borrower from the Effective Date, as of the date when the Administrative Agent shall have received such legal opinions, certificates and documents in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request.

12.18 USA Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notified the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[Remainder of page is intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith

Name:

Title:	Vice President

Address for notices

544 Red Rock Drive Wadsworth, OH 44281-2211 Attention: David S. Smith Telephone: (330) 335-8808 Facsimile: (330) 336-8454

with a copy (which shall not constitute notice) to:

Nexstar Broadcasting Group, Inc. 909 Lake Carolyn Parkway Suite 1450 Irving, TX 75039 Telephone: (972) 373-8800 Facsimile: (972) 373-8888 Attention: Perry Sook

Drinker Biddle & Reath LLP 1500 K Street, NW Suite 1100 Washington, DC 20005-1209 Attention: Howard Liberman Telephone: (202) 842-8876 Facsimile: (202) 842-8465/66

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – SIGNATURE PAGE

ADMINISTRATIVE AGENT, SYNDICATION AGENT, ISSUING BANK AND BANKS:

BANK OF AMERICA, N.A., as Administrative Agent, as Issuing Bank and as a Bank

By:	/s/ Steven P. Renwick

Name:

Title:	Principal

BEAR STEARNS CORPORATE LENDING INC. as Syndication Agent and as a Bank

By:	/s/ Victor Bulzacchelli

Name:

Title:	Authorized Agent

ROYAL BANK OF CANADA, as a Bank and as a Co-Documentation Agent

By:	/s/ John M. Crawford

Name:

Title:	Attorney-in-Fact

GENERAL ELECTRIC CAPITAL CORPORATION, as a Bank and as a Co- Documentation Agent

By:	/s/ Karl Kieffer

Name:

Title:	Authorized Signatory

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – SIGNATURE PAGE

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Bank and as a Co-Documentation Agent

By:	/s/ Julia F. Maslanka

Name:

Title:	Vice President

KZH CYPRESSTREE-1 LLC

By:	/s/ Dorian Herrera

Name:

Title:	Authorized Agent

KZH ING-2 LLC

By:	/s/ Dorian Herrera

Name:

Title:	Authorized Agent

KZH STERLING LLC

By:	/s/ Dorian Herrera

Name:

Title:	Authorized Agent

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – SIGNATURE PAGE

By their execution hereinbelow, each of the undersigned hereby (i) consents to the execution and delivery of this Agreement; (ii) reaffirms and consents to the pledge of their Capital Securities and Indebtedness, if any, pledged to the Administrative Agent pursuant to the Pledge and Security Agreement (as defined in the Nexstar Credit Agreement) to secure the Obligations; (iii) reaffirms their obligations under each the Loan Documents to which any of the undersigned are a party and agrees that all references to the Existing Mission Credit Agreement made in such Loan Documents shall include the Existing Mission Credit Agreement as amended and restated by this Agreement; and (iv) agrees that, notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents executed in connection herewith, and notwithstanding any prior course of conduct, the undersigned’s consent shall not be required for any future amendment, modification, supplement, restatement, increase, renewal, extension, rearrangement or substitution of this Agreement or any of the other Loan Documents.

Consented to, Acknowledged and Agreed as of the day and year first above written

NEXSTAR BROADCASTING, INC. (FORMERLY KNOWN AS NEXSTAR FINANCE, L.L.C.)

NEXSTAR BROADCASTING GROUP, INC. (FORMERLY KNOWN AS NEXSTAR BROADCASTING GROUP, L.L.C.)

NEXSTAR FINANCE HOLDINGS, INC. (FORMERLY KNOWN AS NEXSTAR FINANCE HOLDINGS, L.L.C.)

By:	Shirley Green

Name:

Title:	Vice President, Finance

SECOND AMENDED AND RESTATED CREDIT AGREEMENT – SIGNATURE PAGE